Exhibit 10.17

Date 23 May 2008

BRITANNIA BULK PLC

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders and Swap Banks

– and –

LLOYDS TSB BANK PLC
NORDEA BANK DANMARK A/S

as Arrangers

– and –

NORDEA BANK DANMARK A/S

as Agent and Security Trustee

LOAN AGREEMENT

relating to

a term loan facility of up to US$170,000,000

Watson, Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	17

3	POSITION OF THE LENDERS AND SWAP BANKS	17

4	DRAWDOWN	18

5	INTEREST	19

6	INTEREST PERIODS	21

7	DEFAULT INTEREST	21

8	REPAYMENT, PREPAYMENT AND CANCELLATION	22

9	CONDITIONS PRECEDENT	25

10	REPRESENTATIONS AND WARRANTIES	26

11	GENERAL UNDERTAKINGS	28

12	CORPORATE UNDERTAKINGS	31

13	INSURANCE	33

14	SHIP COVENANTS	38

15	SECURITY COVER	43

16	PAYMENTS AND CALCULATIONS	45

17	APPLICATION OF RECEIPTS	46

18	APPLICATION OF EARNINGS	47

19	EVENTS OF DEFAULT	48

20	FEES AND EXPENSES	52

21	INDEMNITIES	53

22	NO SET-OFF OR TAX DEDUCTION	55

23	ILLEGALITY, ETC	56

24	INCREASED COSTS	57

25	SET-OFF	58

26	TRANSFERS AND CHANGES IN LENDING OFFICES	59

27	VARIATIONS AND WAIVERS	62

28	NOTICES	63

29	SUPPLEMENTAL	65

30	LAW AND JURISDICTION	67

SCHEDULE 1	PART A LENDERS AND COMMITMENTS	68

	PART B SWAP BANKS	68

SCHEDULE 2	DRAWDOWN NOTICE	69

SCHEDULE 3	PART A CONDITION PRECEDENT DOCUMENTS	70

	PART B	72

SCHEDULE 4	TRANSFER CERTIFICATE	73

SCHEDULE 5	DETAILS OF FACILITY SHIPS AND OWNERS	77

SCHEDULE 6	DETAILS OF COLLATERAL SHIPS AND OWNERS	79

EXECUTION PAGES		80

THIS AGREEMENT is made on 23 May 2008

BETWEEN

(1)                                 BRITANNIA BULK PLC, as Borrower;

(2)                                 THE BANKS AND FINANCIAL INSTITUTIONS listed in Part A of Schedule 1, as Lenders;

(3)                                 THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1, as Swap Banks;

(4)                                 LLOYDS TSB BANK PLC and NORDEA BANK DANMARK A/S, as Arrangers;

(5)                                 NORDEA BANK DANMARK A/S, as Agent; and

(6)                                 NORDEA BANK DANMARK A/S, as Security Trustee.

BACKGROUND

(A)                             The Lenders have agreed to make available to the Borrower a term loan facility of up to $170,000,000 for the purpose of refinancing part of the existing indebtedness of the Borrower and Britannia Bulk Finance Limited in relation to (i) the Bonds, (ii) the Goldman Sachs Facility, and (iii) the Lloyds Facility.

(B)                               The Swap Banks have separately agreed that they will (subject to Clause 5.16) enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)                               The Lenders and the Swap Banks have agreed to share in the security granted to the Security Trustee pursuant to this Agreement on a pari passu basis.

IT IS AGREED as follows:

1                                        INTERPRETATION

1.1                              Definitions. Subject to Clause 1.5, in this Agreement:

“Accounts Pledge”  means in respect of the Deposit Account and the Earnings Accounts, the pledge to be executed by the Borrower and Britannia Bulk DK A/S in favour of the Security Trustee in the Agreed Form;

“Adjusted Loan Amount”  means, at any relevant time, the Loan less the amount of any Pledged Cash;

“Affected Lender”  has the meaning given in Clause 5.7;

“Agency and Trust Deed”  means the agency and trust deed dated the same date as this Agreement and entered into between the same parties as are parties to this Agreement;

“Agent”  means Nordea Bank Danmark A/S (company registration number (CVR) 13522197), acting in such capacity through its office at Christiansbro, Strandgade 3, PO Box 850, DK-0900, Copenhagen, Denmark, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form”  means in relation to any document, that document in the form approved or to be approved in writing by the Agent (acting on the instructions of the Majority

Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Allocated Ship Amount”  means, in relation to each Facility Ship:

(a)                                 from the date of this Agreement and prior to any valuations being obtained pursuant to Clause 15.5, an amount equal to the principal amount of the Loan multiplied by the percentage stated in the column titled “Weight Share of Loan” next to the relevant Facility Ship in Schedule 5; and

(b)                                at any other time an amount equal to the Loan multiplied by the percentage represented by the Fair Market Value of the relevant Facility Ship (based on the last set of valuations obtained or received pursuant to Clause 15.5) divided by the aggregate Fair Market Value of all of the Facility Ships (based on the last set of valuations obtained or received pursuant to Clause 15.5);

“Allocated Ship Outstanding Amount”  means:

(a)                                 in relation to each Facility Ship, the Allocated Ship Amount for that Facility Ship as such amount shall be determined at the relevant time; and

(b)                                in relation to each Collateral Ship, 50 per cent. of the net sale proceeds or Total Loss proceeds received by the relevant Owner on the sale of such Collateral Ship (provided that the Agent is satisfied that such sale is made at arms length and on normal commercial terms) or in the case of such Collateral Ship becoming a Total Loss;

“Approved Manager”  means:

(a)                                 in relation to the technical management of each Facility Ship and VORNAES II, Svendborg Ship Management A/S (company registration number CVR 27405665, a company incorporated in Denmark whose registered office is at Det Gule Pakhus, Havnepladsen 3A, 3.sal DK5700 Svendborg, Denmark;

(b)                                in relation to the commercial management of each Facility Ship and VORNAES II, the Borrower or any 100 per cent. owned subsidiary of the Shareholder Guarantor; and

(c)                                 in relation to the technical and commercial management of each Collateral Ship (other than and VORNAES II), Britannia Bulk DK A/S,

or, in each case, any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical or commercial manager of that Ship (such approval not to be unreasonably withheld or delayed);

“Approved Shipbroker”  means Simpson, Spence & Young, H. Clarkson & Co. Ltd., Fearnleys A/S and R.S. Platou Shipbrokers AS or such other independent sale and purchase shipbrokers which the Agent has selected (with the authorisation of the Majority Lenders) and the Borrower has approved;

“Arrangers”  means Lloyds TSB Bank plc and Nordea Bank Danmark A/S;

“Availability Period”  means the period commencing on the date of this Agreement and ending on the earlier of:

(a)                                 30 July 2008 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrower); or

(b)                                if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated in accordance with this Agreement;

“Bond Documents”  means the Bonds, the Indenture, any supplemental indenture entered into in connection therewith (including supplemental indentures pursuant to which the Owners guarantee the notes), the Security Documents (as defined in the Indenture) and the other documents entered into in connection therewith;

“Bonds”  means Borrower’s 11 per cent. senior secured notes due 2011;

“Borrower”  means Britannia Bulk Plc, a company incorporated in England and Wales with company registration number 03842976 whose registered office is at Dexter House, 2 Royal Mint Court, London EC3N 4QN, England;

“Business Day”  means a day on which banks are open in London and Copenhagen and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control”  means the occurrence of one or more of the following events:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d 3 and 13d 5 under the Exchange Act, except that for purposes of this Clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35 per cent. of the total voting power of the voting shares of the Shareholder Guarantor or otherwise has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Shareholder Guarantor; or

(b)                                individuals who constituted the board of directors of the Shareholder Guarantor immediately following the IPO (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Shareholder Guarantor was approved by a vote of a majority of the directors of the Shareholder Guarantor then still in office who were either directors immediately following the IPO or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Shareholder Guarantor then in office; or

(c)                                 the adoption or approval by the board of directors or shareholders of the Shareholder Guarantor of a plan relating to the liquidation or dissolution of the Shareholder Guarantor; or

(d)                                the merger (which for purposes of this Clause includes a statutory share exchange) or consolidation of the Shareholder Guarantor with or into another entity or the merger or consolidation of another entity with or into the Shareholder Guarantor, or the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Shareholder Guarantor (determined on a consolidated basis) to another entity (other than, in all such cases, an entity that is controlled by one or more Permitted Holders) or group of related persons for purposes of Section 13(d) of the Exchange Act, other than a transaction following which (A) in the case of a merger or consolidation transaction, securities that represented 100 per cent. of the voting shares of the Shareholder Guarantor immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the voting shares of the surviving entity (or any parent thereof) in such merger or consolidation transaction and (B) in the case of such a sale, lease, exchange or other transfer of assets transaction, the transferee entity becomes a Subsidiary of the transferor of such assets; or

(e)                                 the Borrower ceases to be a wholly-owned subsidiary of the Shareholder Guarantor or any Owner ceases to be a direct wholly-owned subsidiary of the Borrower;

“Charter Assignment”  means, in relation to a Ship, an assignment of any charter in relation to that Ship which is equal to or exceeds 24 months in duration and any guarantee in relation to such charter to be executed by the Owner of that Ship in favour of the Security Trustee (and also in favour of the other Creditor Parties in the case of the charter assignments to be executed by Britannia Bulk DK A/S) in the Agreed Form;

“Classification Society”  means, in relation to each Ship, the classification society indicated in Schedule 5 or Schedule 6, or such other classification society as the Agent shall approve from time to time, such approval not to be withheld if any new classification society has already been approved by the Agent in respect of another Ship and the relevant Ship will obtain a similar class notation to the class notation which it had with the previous classification society which had been approved by the Agent and, in the case of “COMMANDER II”, the Lenders have approved a transfer from NKK to RINA subject to the highest class notation being maintained;

“Collateral Ships”  means the 9 ships listed as ships 1 to 9 (inclusive) in Schedule 6 which are owned by the relevant Owner at the date of this Agreement and are registered on the flag as indicated in that schedule (and which are sometimes referred to in this Agreement by their individual names listed in Schedule 6);

“Commitment”  means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Contractual Currency”  has the meaning given in Clause 21.4;

“Contribution”  means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party”  means the Agent, the Security Trustee, the Arrangers, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time;

“Deed of Covenant”  means, in relation to the “ENFORCER II” a deed of covenant collateral to the Mortgage on that Ship creating a charge over that Ship to be executed by the Owner of that Ship in favour of the Security Trustee in the Agreed Form;

“Deposit Account”  means an account in the name of the Borrower with the Agent in Copenhagen designated “Deposit Account” with account number 5036240697 and IBAN Number DK 8020005036240697, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Deposit Account for the purpose of this Agreement;

“Designated Transaction”  means a Transaction which fulfils the following requirements:

(a)                                 it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank; and

(b)                                the notional amount of the Transaction together with the aggregate notional amount of all the other Transactions then outstanding shall not exceed 100 per cent. of the Loan;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Drawdown Date”  means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“Drawdown Notice”  means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings”  means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)                                 except to the extent that they fall within paragraph (b);

(i)                                    all freight, hire and passage moneys;

(ii)                                 compensation payable to the Owner or the Security Trustee in the event of requisition of the Ship for hire;

(iii)                              remuneration for salvage and towage services;

(iv)                             demurrage and detention moneys;

(v)                                damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)                             all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)                                if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) and (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Accounts”  means:

(a)                                 in the case of the Collateral Ships, a Dollar account in the name of Britannia Bulk DK A/S with the Agent in Copenhagen designated “Dollar Earnings Account” with account number 5036106893 and IBAN Number DK 2320005036108893, a Euro account in the name of Britannia Bulk DK A/S with the Agent in Copenhagen designated “Euro Earnings Account” with account number 5036106907 and IBAN Number DK 3320005036106907, and a Danish Kroner account in the name of Britannia Bulk DK A/S with the Agent in Copenhagen designated “Danish Kroner Earnings Account” with account number 6267890089 and IBAN Number DK 6720006267890089; and

(b)                                in the case of the Facility Ships, a Dollar account in the name of the Borrower with the Agent in Copenhagen designated “Dollar Earnings Account” with account number 5036240638 and IBAN Number DK 2420005036240638 and a

Euro account in the name of the Borrower with the Agent in Copenhagen designated “Euro Earnings Account” with account number 5036240646 and IBAN Number DK 0220005036240646,

and, in each case, any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent and the Borrower as an Earnings Account for the purposes of this Agreement;

“Enforcer II Purchase Option”  means the purchase option granted to CSL Australia Pty. Ltd. as charterers of the m.v. ENFORCER II under a time charter dated 9 March 2007 and pursuant to a side letter dated 9 March 2007;

“Environmental Claim”  means:

(a)           any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)           any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim”  means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident”  means:

(a)           any release of Environmentally Sensitive Material from a Ship; or

(b)           any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or the Borrower or an Owner (as the case may be) and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to be subject to any legal or administrative action; or

(c)           any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially likely to be arrested and/or where the Borrower or an Owner (as the case may be) and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action;

“Environmental Law”  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material”  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default”  means any of the events or circumstances described in Clause 19.1;

“Exchange Act”  means the Securities Exchange Act of 1934 of the United States;

“Existing Finance Documents”  means collectively (i) the Bond Documents, (ii) the Goldman Sachs Facility together with all the documents entered into in connection therewith, and (iii) the Lloyds Facility together with all the documents entered into in connection therewith;

“Existing Loans”  means the Financial Indebtedness evidenced by the Existing Finance Documents;

“Facility Ships”  means the 13 ships listed as ships 1 to 13 (inclusive) in Schedule 5 which are owned by the relevant Owner at the date of this Agreement and are registered on the flag as indicated in that schedule (and which are also sometimes referred to in this Agreement by their individual names listed in Schedule 5);

“Fair Market Value”  means, in relation to a Ship, a valuation of its market price as determined in accordance with Clause 15.5;

“Finance Documents”  means:

(a)                                 this Agreement;

(b)                                the Agency and Trust Deed;

(c)                                 the Guarantees;

(d)                                the Mortgages;

(e)                                 the Pledge of Mortgage;

(f)                                   the Deed of Covenant;

(g)                                the General Assignments;

(h)                                any Charter Assignment;

(i)                                    the Accounts Pledge;

(j)                                    the Master Agreement Assignment; and

(k)                                 any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness”  means, in relation to a person (the “debtor”), a liability of the debtor:

(a)                                 for any payment due under a charter, a shipbuilding contract, a derivatives contract or any other contract entered into in the ordinary course of business by the debtor;

(b)                                for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(c)                                 under any loan stock, bond, note or other debt security issued by the debtor;

(d)                                under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(e)                                 under a financial lease, a deferred purchase consideration arrangement (other than trade and accounts payable incurred in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(f)                                   under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(g)                                under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (f) if the references to the debtor referred to the other person;

“GAAP”  means generally accepted accounting principles in the United States of America;

“General Assignment”  means, in relation to a Ship, a general assignment in respect of the Earnings, the Insurances and any Requisition Compensation relating to that Ship to be executed by the Owner of that Ship in favour of the Security Trustee (and also in favour of the other Creditor Parties in the case of the general assignments to be executed by Britannia Bulk DK A/S) in the Agreed Form;

“Goldman Sachs Facility”  means a loan facility dated 6 November 2007 (as amended and restated on 22 November 2007 and on 13 February 2008 and as may be further amended from time to time) entered into between, inter alia, Britannia Bulk Finance Limited and Goldman Sachs Credit Partners L.P.;

“Guarantee”  means a guarantee and indemnity in respect of the liabilities of the Borrower under this Agreement and the Master Agreements to be executed by each Guarantor in favour of the Security Trustee in the Agreed Form;

“Guarantors”  means, together, each of the Owners and the Shareholder Guarantor;

“Indenture”  means an Indenture dated 16 November 2006 entered into between the Borrower, the guarantors named as guarantors therein and Wilmington Trust Company as trustee;

“Insurances”  means, in relation to a Ship:

(a)                                 all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)                                all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium but excluding any insurances taken out by a Creditor Party for the sole benefit of the Creditor Parties, or any of them;

“Interest Period”  means a period determined in accordance with Clause 6;

“IPO”  means the initial public offering of the common shares of the Shareholder Guarantor as described in paragraph 4 of Part B of Schedule 3;

“ISM Code”  means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code”  means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC”  means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender”  means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;

“LIBOR”  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)                        the applicable Screen Rate; or

(b)                       if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest one sixteenth of one per cent.) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market, as of noon (Copenhagen time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Lloyds Facility”  means a loan facility dated 13 February 2008 entered into between the Borrower, the lenders listed therein and Lloyds TSB Bank plc as agent and security trustee;

“Loan”  means the principal amount for the time being outstanding under this Agreement;

“Major Casualty”  means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders”  means:

(a)                                 before the Loan has been made, Lenders whose Commitments total at least 67 per cent. of the Total Commitments; and

(b)                                after the Loan has been made, Lenders whose Contributions total at least 67 per cent. of the Loan;

“Margin”  means the percentage per annum referred to as the Margin in a separate letter agreed in writing between the Agent and the Borrower;

“Master Agreement”  means each master agreement (on the 1992 or the 2002 ISDA (Multicurrency Crossborder) form as the case may be) and the Schedule thereto signed or to be signed between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

“Master Agreement Assignment”  means the assignment in relation to the Master Agreements to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;

“Material Adverse Change”  means a change which has had or will have a material adverse effect on (i) the financial condition of the Borrower and the Guarantors taken as a whole, (ii) the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under the Finance Documents and the Master Agreements, or (iii) the effectiveness of any surety or Security Interest provided by the Borrower or any Guarantor;

“Maturity Date”  means 30 July 2013 or, if earlier, the date falling 60 months after the Drawdown Date;

“Mortgage”  means:

(a)                                 in relation to the “EXPLORER II”, “CHALLENGER II”, “ADVENTURE II”, “VOYAGER II”, “DISCOVERY II”, “COMMANDER II”, “NAVIGATOR II”, “ENDEAVOUR II”, “ENDURANCE II”, “ICE TRADER II”, “ICE POWER II”, “VORNAES II” and “DEFIANT II”, the first preferred Panamanian fleet ship mortgage on those Ships; and

(b)                                in relation to the “ENFORCER II”, the first priority Maltese ship mortgage on that Ship,

each of which mortgages shall be executed by the Owner of the relevant Ship or Ships in favour of the Security Trustee in the Agreed Form;

“Negotiation Period”  has the meaning given in Clause 5.10;

“Notifying Lender”  has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner”  means, in relation to each Facility Ship, the owner of that Facility Ship as indicated in Schedule 5 and in relation to each Collateral Ship, the owner of that Collateral Ship as indicated in Schedule 6, each of which is a company incorporated in Panama whose registered office is at c/o Vives y Asociadas, Calle Beatriz M. de Cabal, Edificio P.H. Proconsa II, 8 avo. Piso, Panama, Apartado Postal 0816-01461, Panama, Republic of Panama, other than Britannia Bulk DK A/S which is a company incorporated in Denmark whose registered office is at Det Gule Pakhus, Havnepladsen 3A, 3rd Floor, Svendborg, 5700, Denmark (company registration number CVR 27405665, Provided that upon the sale or Total Loss of all of the Ships owned by an Owner and the application of the proceeds thereof to a mandatory prepayment or to Pledged Cash in accordance with Clause 8.8 and the payment of any amount that may be due on the termination of any Transaction(s) pursuant to Clause 8.12, the Agent and the Security Trustee shall release such Owner from all its obligations under the Finance Documents, including the discharge of all Security Interests applicable to assets or property of such Owner and such Owner shall cease to be an “Owner” for the purposes of the Finance Documents;

“Payment Currency”  has the meaning given in Clause 21.4;

“Permitted Holders”  means Arvid Tage or any member of his immediate family or any trust or similar vehicle formed for his benefit or any entity that is at least majority owned and controlled, directly or indirectly by him;

“Permitted Security Interests”  means:

(a)                                 Security Interests created by the Finance Documents;

(b)                                Security Interests securing the Existing Loans, provided that such Security Interests shall cease to be Permitted Security Interests on the Drawdown Date;

(c)                                 liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)                                liens for salvage;

(e)                                 liens arising by operation of law for not more than 2 month’s prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(f)                                   liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or an Owner (as the case may be) in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(g)                                any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower or an Owner (as the case may be) is actively prosecuting or defending such proceedings or arbitration in good faith;

(h)                                Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(i)                                    Security Interests in cash deposited with the trustee under the Indenture to provide for redemption of the Remaining Bonds as described in paragraph 3 of Part B of Schedule 3;

“Pertinent Document”  means:

(a)                                 any Finance Document;

(b)                                any Master Agreement;

(c)                                 any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(d)                                any other document contemplated by or referred to in any Finance Document or in any Master Agreement; and

(e)                                 any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document, any Master Agreement or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                                 England and Wales;

(b)                                the country under the laws of which the company is incorporated or formed;

(c)                                 a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)                                a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                                 a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                                   a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter”  means:

(a)                                 any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)                                any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Pledge of Mortgage”  means, in relation to the “BREGNINGE II”, “TROENSE II”, “VINDEBY II”, “HJORTOE II”, “SKAROE II”, “SIOE II”, “DREJOE II” and “IHOLM II”, a first priority pledge of the Danish fleet mortgage on those Ships to be executed by Britannia Bulk DS A/S in favour of the Creditor Parties in the Agreed Form,

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default;

“Quotation Date”  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks”  means, subject to Clause 26.16, the London branch of Nordea Bank Finland Plc, Lloyds TSB Bank plc and up to 2 other prime international banks from time to time selected by the Agent;

“Relevant Person”  has the meaning given in Clause 19.9;

“Remaining Bonds”  has the meaning given to it in paragraph 3 of Part B of Schedule 3;

“Repayment Date”  means a date on which a repayment is required to be made under Clause 8;

“Replacement Ship” means:

(a)                                 in relation to a Facility Ship, one or more other ships of comparable age (or newer) and comparable type and with an aggregate Fair Market Value of at least the same amount as the Facility Ship sold or which was subject to a Total Loss and which has been approved by the Agent acting reasonably; and

(b)                                in relation to a Collateral Ship, another ship with a Fair Market Value of at least equal to 50 per cent. of the net sale proceeds and/or insurance proceeds of the Collateral Ship sold or which was subject to a Total Loss;

and, in each case, which is registered on Danish, Maltese or Panama flag or any other flag acceptable to the Agent (acting reasonably);

“Requisition Compensation”  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (c) of the definition of “Total Loss”;

“Screen Rate”  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Secured Liabilities”  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any Master Agreement or any judgment relating to any Finance Document or any Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest”  means:

(a)                                 a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind (other than a right of set-off or combination of accounts conferred by the standard terms of business of a bank or financial institution);

(b)                                the security rights of a plaintiff under an action in rem; and

(c)                                 any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party”  means each Owner and the Shareholder Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period”  means the period commencing on the date of this Agreement and ending on the date on which:

(a)                                 all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)                                no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement; and

(c)                                 neither the Borrower nor any Security Party has any future or contingent liability with respect to any known or asserted claim under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document or a Master Agreement;

“Security Trustee”  means Nordea Bank Danmark A/S, acting in such capacity through its office at Christiansbro, Strandgade 3, PO Box 850, DK-0900, Copenhagen, Denmark, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Servicing Bank”  means the Agent or the Security Trustee;

“Shareholder Guarantor”  means Britannia Bulk Holdings Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;

“Ships”  means the Facility Ships and the Collateral Ships;

“Swap Bank”  means a bank or financial institution listed in Part B of Schedule 1 and acting through its branch indicated in Part B of Schedule 1 or its transferee, successor or assign;

“Swap Exposure”  means, as at any relevant date, the amount certified by each Swap Bank to the Agent to be the aggregate net amount in Dollars which that Swap Bank has assessed would be payable by the Borrower to that Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the relevant Master Agreement if an Early Termination Date (as defined in the relevant Master Agreement) had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and that Swap Bank;

“Total Loss”  means, in relation to a Ship:

(a)                                 actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)                                any abandonment or condemnation of that Ship by any government or official authority or by any person or persons claiming to be or to represent a government or official authority;

(c)                                 any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without the right of an entension provided that this exclusion should only apply to 1 Ship at any time) whether de jure or de facto unless it is within 1 month redelivered to the full control of the Owner of that Ship; and

(d)                                any arrest, capture, seizure or detention of that Ship (including piracy or theft) unless it is within 1 month redelivered to the full control of the Owner of that Ship;

“Total Loss Date”  means, in relation to a Ship:

(a)                                 in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)                                in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)                                    the date on which a notice of abandonment is given to the insurers; and

(ii)                                 the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)                                 in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transaction”  has the meaning given in the Master Agreements;

“Transfer Certificate”  has the meaning given in Clause 26.2; and

“Trust Property”  has the meaning given in clause 3.1 of the Agency and Trust Deed.

1.2                              Construction of certain terms. In this Agreement:

“administration notice”  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved”  means, for the purposes of Clause 13, approved in writing by the Agent;

“asset”  includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company”  includes any partnership, joint venture and unincorporated association;

“consent”  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability”  means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document”  includes a deed; also a letter or fax;

“excess risks”  means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense”  means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law”  includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action”  means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability”  includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months”  shall be construed in accordance with Clause 1.3;

“obligatory insurances”  means, in relation to a Ship, all insurances effected, or which the Borrower is obliged to procure are effected, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company”  has the meaning given in Clause 1.4;

“person”  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks”  means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation”  includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is generally followed by reputable operators in the industry of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary”  has the meaning given in Clause 1.4;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks”  includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/11/95).

1.3                              Meaning of “month”. A period of 1 or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)                                 on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                                on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4                              Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)                                 a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly or indirectly owned by P; or

(b)                                P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                                 P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                                P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5                              General Interpretation. In this Agreement:

(a)                                 references to, or to a provision of, a Finance Document or a Master Agreement or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)                                references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)                                 words denoting the singular number shall include the plural and vice versa; and

(d)                                Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6                              Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2                                        FACILITY

2.1                              Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a term loan facility not exceeding $170,000,000 provided that if the Drawdown Date has not occurred by 30 June 2008 the amount made available to the Borrower under this Agreement shall be the lower of (a) $170,000,000, (b) 65 per cent. of the Fair Market Value (based on valuations dated no earlier than 30 days before the Drawdown Date) of NAVIGATOR II, ENDEAVOUR II, ENDURANCE II, ICE TRADER II and ICE POWER II, and (c) 50 per cent. of the Fair Market Value (based on valuations dated no earlier than 30 days before the Drawdown Date) of the Facility Ships.

2.2                              Lenders’ participations. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3                              Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3                                        POSITION OF THE LENDERS AND SWAP BANKS

3.1                              Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2                              Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under any Master Agreement without joining the Agent, the Security

Trustee, the Arrangers, any other Lender or the Swap Banks as additional parties in the proceedings.

3.3                              Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, neither any Lender nor any Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4                              Obligations several. The obligations of the Lenders under this Agreement and of each Swap Bank under the Master Agreement to which it is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure by a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)                                 the obligations of the other Lenders or of the other Swap Banks being increased; nor

(b)                                the Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or a Swap Bank to perform its obligations under this Agreement or (in the case of a Swap Bank) under the Master Agreement to which it is a party.

4                                        DRAWDOWN

4.1                              Request for advance of Loan. Subject to the following conditions, the Borrower may request that the Loan be made by ensuring that the Agent receives a completed Drawdown Notice not later than 10.00 a.m. (Copenhagen time) 3 Business Days prior to the intended Drawdown Date.

4.2                              Availability. The conditions referred to in Clause 4.1 are that:

(a)                                 the Drawdown Date has to be a Business Day during the Availability Period; and

(b)                                the amount of the Loan shall not exceed the Total Commitments.

4.3                              Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)                                 the amount of the Loan and the Drawdown Date;

(b)                                the amount of that Lender’s participation in the Loan; and

(c)                                 the duration of the Interest Period.

4.4                              Drawdown Notice irrevocable. The Drawdown Notice must be signed by a director or other duly authorised person on behalf of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5                              Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6                              Disbursement of Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made to the accounts which the Borrower specifies in the Drawdown Notice.

4.7                              Disbursement of Loan to third party. The payment by the Agent under Clause 4.6 shall constitute the making of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5                                        INTEREST

5.1                              Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2                              Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3                              Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4                              Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)                                 each rate of interest; and

(b)                                the duration of each Interest Period,

as soon as practicable after each is determined but no later than 2 Business Days prior to the commencement of the next Interest Period.

5.5                              Obligation of Reference Banks to quote. A Lender which is a Reference Bank shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6                              Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation when required, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7                              Market disruption. The following provisions of this Clause 5 apply if:

(a)                                 no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not, before 12.00 p.m. (Copenhagen time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)                                at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 50 per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 10.00 a.m. (Copenhagen time) on the Quotation Date for the Interest Period; or

(c)                                 at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during that Interest Period.

5.8                              Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9                              Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before the Loan is made:

(a)                                 in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders’ obligations to make the Loan; and

(b)                                in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10                       Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after the Loan is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11                       Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12                       Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13                       Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Agent.

5.14                       Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)                                 on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)                                on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.15                       Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.16                       Designated Transactions under a Master Agreement. At any time the Borrower may request the Swap Banks to conclude Designated Transactions for the purpose of swapping its interest payment obligations under this Agreement in respect of an aggregate amount of up to the Loan. The Borrower shall do this by advising the Agent of its desire to do so and also of the proportions in which it wishes to invite each Swap Bank to participate provided that Lloyds TSB Bank plc shall only be requested to participate in up to 60 per cent. of the Loan at any relevant time unless it has obtained approval to participate for a greater amount. Promptly after receipt of such request from the Borrower, the Agent shall notify the Swap Banks thereof and, within 3 Business Days following the Borrower’s notice, the Swap Banks shall provide quotes for their portions of the proposed Transaction. The Borrower shall be under no obligation to accept any such quotes but may do so in its discretion.

6                                        INTEREST PERIODS

6.1                              Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2                              Duration of normal Interest Periods. Subject to Clause 6.3, each Interest Period shall be:

(a)                                 1 (subject to a maximum of 3 Interest Periods of 1 month in any year), 3, 6, 9 or 12 months as notified by the Borrower to the Agent not later than 10.00 a.m. (Copenhagen time) 3 Business Days before the commencement of the Interest Period; or

(b)                                3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)                                 such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower,

Provided that while a Designated Transaction continues, Interest Periods must be selected either (i) of the same duration as the periods for which floating rates are determined under that Designated Transaction as notified by the Borrower to the Agent prior to the expiry of the preceding Interest Period or (ii) so that the notional principal amount of a Designated Transaction will not at any time (taking into account the scheduled amortisation) exceed the Loan as reducing from time to time pursuant to Clause 8.1.

6.3                              Duration of Interest Periods for repayment instalments. In respect of any scheduled payment due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

7                                        DEFAULT INTEREST

7.1                              Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)                                 the date on which the Finance Documents provide that such amount is due for payment; or

(b)                                if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)                                 if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2                              Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.5 per cent. above:

(a)                                 in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)                                in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3                              Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)                                 the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)                                the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)                                    LIBOR; or

(ii)                                 if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4                              Notification of interest periods and default rates. The Agent shall promptly notify the Lenders, the Swap Banks and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5                              Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6                              Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7                              Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under any Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the relevant Master Agreement shall apply.

8                                        REPAYMENT, PREPAYMENT AND CANCELLATION

8.1                              Amount of repayment instalments. The Borrower shall repay the Loan by 20 consecutive quarterly instalments the first 4 such instalments to be in an amount of $12,000,000 each, the next 4 such instalments to be in an amount of $10,000,000 each, the next 11 such instalments to be in an amount of $6,000,000 each and a final instalment to be in an amount of $16,000,000; provided, that each such instalment is subject to reduction as provided in Clause 8.11 hereof.

8.2                              Repayment Dates. The first instalment shall be repaid on the date falling 3 months after the Drawdown Date and the last instalment shall be repaid on the Maturity Date.

8.3                              Maturity Date. On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document and any Master Agreement.

8.4                              Voluntary prepayment. Subject to the following conditions in Clauses 8.5 and 8.6, the Borrower may prepay the whole or any part of the Loan at any time.

8.5                              Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)                                 a partial prepayment shall be $5,000,000 or a higher integral multiple of $1,000,000;

(b)                                the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)                                 the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)                                the Borrower has complied with Clause 8.12 on or prior to the date of prepayment.

8.6                              Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7                              Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8                              Mandatory prepayment and cancellation on sale or Total Loss. The Borrower shall be obliged to prepay the relevant proportion (as defined below) of the Loan if a Ship is sold or becomes a Total Loss:

(a)                                 in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer, or if the Borrower elects to exercise the option referred to below, on or before the date falling 180 days after the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)                                in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss or, if the Borrower elects to exercise the option referred to below, on or before the date falling 180 days after the Total Loss Date.

The Borrower may, provided that no Potential Event of Default or Event of Default has occurred and is continuing, elect to delay the prepayment referred to in paragraphs (a) and (b) above from in the case of (a) the date on which the sale is completed by delivery of the Ship to the buyer or in the case of (b) the date falling 120 days after the Total Loss Date by 180 days following the date on which the sale is completed by delivery of the Ship to the buyer or 180 days following the Total Loss Date (as the context requires) by providing, in the case of a sale, written notice to the Agent at least 10 Business Days prior to such sale and, in the case of a Total Loss written notice to the Agent within 30 days following the occurrence of a Total Loss.

If the Borrower elects to delay prepayment as set out above, the relevant proportion (as defined below) of the sale proceeds or insurance proceeds in relation to the sale or Total Loss of a Ship received during the 180 day period following the date on which the sale is completed or the Total Loss Date shall be paid to the Deposit Account (the “Pledged Cash”) and shall not be available to the Borrower during the 180 days following the date on which the sale is completed or Total Loss Date unless:

(i)                                    the Borrower requests in writing that the Pledged Cash be applied to the next repayment instalment or instalments specified in Clause 8.1 (in which case it will be so applied); or

(ii)                                 the Borrower requests in writing that the Pledged Cash be applied in accordance with this Clause and Clause 8.11 (in which case it will be so applied); or

(iii)                              the Borrower proposes a Replacement Ship which (if the sold Ship or Ship which was the subject of a Total Loss was a Facility Ship) is accepted by the Agent in writing and the Borrower and the owner of the Replacement Ship have executed documents equivalent to the Finance Documents relating to the Ship which was sold or which is subject to a Total Loss in a form acceptable to the Agent and the Agent has received the necessary legal opinions in respect of the new documents relating to the Replacement Ship in which case the Pledged Cash will be released to the Borrower or to its direction.

If the Ship being replaced by a Replacement Ship is a Facility Ship, upon such replacement the Finance Documents shall be amended so that the relevant Facility Ship is replaced by the Replacement Ship and if the Ship being replaced by a Replacement Ship is a Collateral Ship, upon such replacement the Finance Documents shall be amended so that the relevant Collateral Ship is replaced by the Replacement Ship.

In this Clause 8.8, “relevant proportion” means:

(A)                             if no Event of Default or Potential Event of Default has occurred and is continuing, an amount equal to the Allocated Ship Outstanding Amount as determined immediately prior to the sale or immediately following the occurrence of the Total Loss in relation to the Ship which is being sold or which is subject to a Total Loss; and

(B)                               if an Event of Default or Potential Event of Default has occurred and is continuing, all sale proceeds and/or insurance proceeds in relation to the Ship which is being sold or which is subject to a Total Loss.

This Clause 8.8 is without prejudice to the provisions of Clause 15.1 and for the avoidance of doubt, in the event that paragraph (a) of the definition of relevant proportion applies the difference between the sale proceeds and/or insurance proceeds in relation to the sale or Total Loss of a Ship and the relevant proportion of the Loan shall be freely available to the Borrower and upon the prepayment being made or the relevant proportion of the Loan being paid to the Deposit Account in accordance with this Clause any Security Interest in respect of the relevant Ship shall be released.

In the event that the Borrower causes a Replacement Ship to be provided and satisfies the conditions of paragraph (iii) above with respect to such Replacement Ship, no mandatory prepayment will be required under this Clause 8.8 in respect of the sale or Total Loss of the original Ship.

8.9                              Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 21.2 but without further premium or penalty.

8.10                       No reborrowing. No amount repaid or prepaid may be reborrowed.

8.11                       Application of partial prepayment. Any partial voluntary prepayment made pursuant to Clause 8.4, shall be applied to reduce the repayment instalments specified in Clause 8.1 in inverse order of maturity or, in such other order as the Borrower and the Agent (acting with the authorisation of the Majority Lenders) shall agree and any partial mandatory prepayment made pursuant to Clause 8.8 (excluding paragraph (i) thereof) shall be applied to reduce the repayment instalments specified in Clause 8.1 pro rata.

8.12                       Unwinding of Transactions. On or prior to any partial repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal aggregate amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9                                        CONDITIONS PRECEDENT

9.1                              Documents, fees and no default. Each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)                                 that, on or before the service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)                                that, on or before the Drawdown Date, the Agent receives all fees pursuant to the fee letter or letters separately agreed between the Borrower and the Agent;

(c)                                 that, on or before the Drawdown Date, the Agent receives or is satisfied that it will receive the documents described in Part B of Schedule 3 in form and substance satisfactory to the Lenders and their lawyers;

(d)                                that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)                                    no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)                                 the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)                              none of the circumstances contemplated by Clause 5.7 has occurred and is continuing.

9.2                              Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied and prior to the disbursement of the Loan the Agent notifies the Borrower in writing which conditions are not satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10                                 REPRESENTATIONS AND WARRANTIES

10.1                       General.  The Borrower represents and warrants to each Creditor Party as follows.

10.2                       Status.  The Borrower is duly incorporated and validly existing under the laws of, and has the centre of its main interests in, England.

10.3                       Share capital and ownership.  The Borrower has an authorised share capital of £10,000,000 divided into 10,000,000 ordinary shares of £1 each, 8,204,314 of which shares have been issued fully paid in registered form, and the beneficial ownership of all those issued shares is held by Britannia Bulk Holdings plc, free of any Security Interest other than a pledge in favour of Goldman Sachs Credit Partners, L.P. as security trustee pursuant to a debenture dated 16 November 2007 and a shares charge dated 13 February 2008, each of which will be discharged on the Drawdown Date.

10.4                       Corporate power.  The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                                 to execute the Finance Documents to which the Borrower is a party and the Master Agreements; and

(b)                                to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party and the Master Agreements.

10.5                       Consents in force.  All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6                       Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party and the Master Agreements, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)                                 constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)                                create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they purport to create a Security Interest;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7                       No third party Security Interests.  Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document purporting to grant a Security Interest:

(a)                                 the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)                                no third party will have any Security Interest (except for Permitted Security Interests) in any asset over which such Finance Document purports to grant a Security Interest.

10.8                       No conflicts.  The execution by the Borrower of each Finance Document to which it is a party and the Master Agreements, and the borrowing by the Borrower of the Loan on the Drawdown Date to repay Existing Loans, and its compliance with each Finance Document to which it is a party and the Master Agreements will not involve or lead to a contravention of:

(a)                                 any law or regulation; or

(b)                                the constitutional documents of the Borrower; or

(c)                                 any contractual or other obligation or restriction which is binding on the Borrower or any of its assets (provided that the Existing Loans are paid in full on or before the Drawdown Date).

10.9                       No withholding tax.  All payments which the Borrower is liable to make under the Finance Documents and the Master Agreements may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10                No default.  No Event of Default or Potential Event of Default has occurred which is continuing.

10.11                Information.  All material factual information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Arrangers or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Change since the latest of those accounts.

10.12                No litigation.  No litigation, arbitration or administrative proceedings involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in any case, would be likely to result in a Material Adverse Change.

10.13                Compliance with certain undertakings.  At the date of this Agreement, the Borrower is in compliance with Clauses 11.4, 11.9 and 11.12.

10.14                Taxes paid.  The Borrower has paid all taxes due and payable that are applicable to, or imposed on or in relation to, the Borrower and its business.

10.15                No money laundering.  Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which it is a party, the Borrower confirms (i) that it is acting for its own account and for that of the Owners; (ii) that it will use the proceeds of the Loan for its own benefit and for that of the Owners, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.16                ISM Code and ISPS Code compliance.  All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Owners, the Approved Manager and the Ships have been, or will be, complied with at the time of the Drawdown Date.

10.17                No immunity.  The Borrower is not, nor is any of its assets entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.18                Filings.  Save for such registrations and filings as are referred to in this Agreement and the Finance Documents it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Agreement and the Finance Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the Finance Documents.

10.19                Conditions precedent documentation.  All documents provided or to be provided by the Borrower or any Security Party to any Creditor Party pursuant to Schedule 3 are, or when provided shall be, true and complete copies of such documents.

10.20                Solvency.  The Borrower is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Borrower or any part of its assets.

10.21                Validity and admissibility in evidence.  All authorisations, approvals, submissions, consents, licences, exemptions, filings, notices, certifications or registrations which are required or desirable:

(a)                                 to enable the Borrower and each Owner lawfully to enter into, exercise its rights and comply with its obligations in each Finance Document and each Master Agreement to which it is a party;

(b)                                to make each Finance Document and each Master Agreement to which the Borrower and each Owner is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

10.22                Tax residence.  The Borrower is a resident, for corporate tax purposes, in England.

11                                 GENERAL UNDERTAKINGS

11.1                       General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed where relating to Clause 11.3).

11.2                       Title; negative pledge.  The Borrower shall:

(a)                                 procure from and after the Drawdown Date and unless a Ship is sold in compliance with this Agreement that each Owner shall hold the legal title to, and own the entire beneficial interest in the Ship or Ships (as the case may be) owned by that Owner, its Earnings and Insurances, free from all Security Interests and other interests and rights of every kind, except for (i) those created by the Finance Documents and the effect of assignments contained in the Finance Documents, (ii) Permitted Security Interests, (iii) the ENFORCER II Purchase Option, (iv) those of a purchaser under a MOA regarding the purchase of a Ship, and (v) those of a charter party under charter arrangements permitted under the Finance Documents; and

(b)                                procure that its liabilities under the Finance Documents and the Master Agreements to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3                       Disposal of assets.  The Borrower will not transfer, lease or otherwise dispose of all or substantially all of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its business and for fair market value payable in cash on completion of the relevant transaction(s).

11.4                       Maintenance of ownership of Owners.  The Borrower shall remain the legal and direct beneficial owner of the entire issued and allotted share capital of each Owner free of any Security Interest.

11.5                       Information provided to be accurate.  All factual information (other than information under Clause 11.7) which is provided in writing by or on behalf of the Borrower or any Security Party under or in connection with any Finance Document will be true in all material respects and not misleading in any material respect and will not omit any material fact necessary to make the statements therein not misleading.

11.6                       Provision of financial statements.  The Borrower will send to the Agent:

(a)                                 as soon as possible, but in no event later than 45 days after the end of each of the first 3 financial quarters of the Borrower’s financial year and in no event later than 90 days after the fourth financial quarter of the Borrower, the unaudited individual balance sheets and statements of income and loss of the Borrower;

(b)                                if requested, on a monthly basis, a report in a form satisfactory to the Agent and signed by the chief financial officer of the Borrower detailing exposures between forward freight agreements, cargo contracts and vessels on time charter in relation to vessels owned by the Borrower or any of its subsidiaries.

11.7                       Form of financial statements.  All accounts delivered under Clause 11.6(a) will:

(a)                                 be prepared in accordance with all applicable laws and GAAP consistently applied (subject to the absence of footnotes on interim statements);

(b)                                fairly present in all material respects the financial condition of the Borrower at the date of those accounts and of its income or loss for the period to which those accounts relate (subject to year end adjustments in the case of interim statements); and

(c)                                 fully disclose or provide for all significant liabilities of the Borrower required to be disclosed in such accounts in accordance with GAAP (subject to year end adjustments in the case of interim statements).

11.8                       Creditor notices.  The Borrower will send the Agent, at the same time as they are despatched, copies of all material communications which are despatched to all of the Borrower’s creditors or to the whole of any class of them.

11.9                       Consents.  The Borrower will (or procure that the relevant Owner shall in the case of paragraph (c)) maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)                                 for the Borrower to perform its obligations under any Finance Document to which it is a party or the Master Agreements;

(b)                                for the validity or enforceability of any Finance Document to which it is a party or the Master Agreements;

(c)                                 for each Owner to continue to own and operate the Ship or Ships owned by it;

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10                Maintenance of Security Interests.  The Borrower will:

(a)                                 at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations which it purports to create; and

(b)                                without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent

Jurisdictions in respect of any Finance Document to which it is a party, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11                Notification of litigation.  The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or any Ship or the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless the legal or administrative action could not reasonably be considered material in the context of any Finance Document or any Master Agreement.

11.12                Principal place of business.  The Borrower will maintain its principal place of business, and keep its corporate documents and records, at the address stated in Clause 28.2; provided, that the Borrower may change such address with 30 days prior written notice to the Agent.  The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than England and Denmark.

11.13                Confirmation of no default.  The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors (in their capacity as directors and not in a personal capacity) of the Borrower and which:

(a)                                 states that such directors have no knowledge that any Event of Default or Potential Event of Default has occurred; or

(b)                                states that such directors have no knowledge that any Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 20 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 20 per cent of the Total Commitments; and this Clause 11.13 does not affect the Borrower’s obligations under Clause 11.14.

11.14                Notification of default.  The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)                                 the occurrence of an Event of Default or Potential Event of Default; or

(b)                                any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.15                Provision of further information.  The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)                                 to the Borrower, any Owner, the Ships, the Earnings or the Insurances; or

(b)                                to any other matter relevant to, or to any provision of, a Finance Document or a Master Agreement,

which may be requested by the Agent (including, upon request through the Agent, from the Security Trustee, any Lender or any Swap Bank) acting reasonably at any time and if reasonably required on a regular basis such information to be provided at intervals to be agreed at any such time.

11.16                Access to books and records.  The Borrower shall permit one or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours at its offices upon reasonable prior written notice.

11.17                Provision of copies and translation of documents.  The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party together with, whenever necessary, a certified English translation prepared by a translator approved by the Agent.

11.18                “Know your customer” checks.  If:

(a)                                 the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)                                any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)                                 a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c)), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.19                Transactions under the Master Agreements.  The Borrower will not enter into any Transaction pursuant to a Master Agreement except Designated Transactions.

12                                 CORPORATE UNDERTAKINGS

12.1                       General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clause 12.3(a)(i) or 12.3(a)(ii)).

12.2                       Maintenance of status.  The Borrower will maintain its separate corporate existence and remain in good standing under the laws of, and the centre of its main interests in, England.

12.3                       Negative undertakings.

(a)                                 The Borrower will not (and in the case of paragraph (i) shall procure that its subsidiaries will not):

(i)                                    engage in any business other than the provision of drybulk shipping and maritime logistics services and businesses which are reasonably related or incidental thereto;

(ii)                                 enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation unless after giving effect thereto, (A) the surviving entity is a wholly-owned direct or indirect subsidiary of the Shareholder Guarantor (or is the Shareholder Guarantor), (B) the surviving entity (if not the Borrower) has succeeded to all obligations of the Borrower under the Finance Documents and Master Agreements, and (C) no Event of Default or Potential Event of Default has occurred which is continuing; or

(iii)                              from and after the Drawdown Date pay any dividend or make any other form of distribution to its shareholders or effect any form of redemption, purchase or return of share capital if an Event of Default or Potential Event of Default has occurred and is continuing; and

(b)                                The Borrower will procure that the Owners do not:

(i)                                    engage in any business other than (A) the ownership, chartering, operation and disposition of the Ship or Ships (as the case may be), (B) execution, delivery and performance of the Finance Documents to which they are a party, and (C) activities necessary or incidental to the foregoing;

(ii)                                 from and after the Drawdown Date, pay any dividend or make any other form of distribution to their shareholders or effect any form of redemption, purchase or return of share capital if an Event of Default or Potential Event of Default has occurred and is continuing;

(iii)                              from and after the Drawdown Date and except for dividends or distributions permitted by paragraph (ii) above and loans and advances made if no Event of Default or Potential Event of Default has occurred which is continuing, provide any form of credit or financial assistance to:

(A)                             a person who is directly or indirectly interested in its share or loan capital; or

(B)                               any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to it than those which it could obtain in a bargain made at arms’ length;

(iv)                             issue, allot or grant any person other than to the Borrower a right to any shares in its capital or repurchase or reduce its issued share capital;

(v)                                acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(vi)                             enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4                       Subordination of rights of Borrower.  From and after the Drawdown Date, all rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against any Owner or the Shareholder Guarantor or any of their assets shall be fully subordinated to the rights of the Creditor Parties under the Finance

Documents and Master Agreements; and in particular, the Borrower shall not during the Security Period:

(a)                                 claim, or in a bankruptcy of any Owner of the Shareholder Guarantor prove for, any amount payable to the Borrower by any Owner or the Shareholder Guarantor, whether in respect of the on-lending of the Loan or any other transaction;

(b)                                take or enforce any Security Interest for any such amount;

(c)                                 claim to set-off any such amount against any amount payable by the Borrower to any Owner or the Shareholder Guarantor; or

(d)                                claim any subrogation or other right in respect of any Finance Document or any Master Agreement or any sum received or recovered by any Creditor Party under a Finance Document or any Master Agreement,

Provided that this Clause 12.4 shall not prohibit the Borrower from receiving payment or performance in respect of any such right in the absence of any continuing Event of Default or Potential Event of Default.

13                                 INSURANCE

13.1                       General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of Clause 13 beginning on the Drawdown Date and continuing at all times during the remainder of the Security Period and, as applicable, to procure that the Owners shall comply with the provisions except in each case as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2                       Maintenance of obligatory insurances.  The Borrower shall procure that each Owner shall keep the Ship or Ships (as the case may be) owned by it, insured at its expense against:

(a)                                 fire and usual marine risks (including hull and machinery and excess risks) but on the basis that the hull and usual marine risks cover (excluding increased value and freight interest cover) shall not be less than 80 per cent. of the Fair Market Value of the Ship;

(b)                                war risks (including the London blocking and trapping addendum or equivalent coverage and including war and terrorism risks excluded from the protection and indemnity risks coverage);

(c)                                 protection and indemnity risks (including pollution risks), on “full entry terms” to be in accordance with the rules of the protection and indemnity association and the members terms of entry; and

(d)                                any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3                       Terms of obligatory insurances.  The Borrower shall procure that each Owner shall, effect such insurances in respect of the Ship or Ships (as the case may be) owned by it:

(a)                                 in Dollars;

(b)                                in the case of fire and usual marine risks and war risks in relation to the Facility Ships, in an amount on an agreed value basis at least the greater of (i) when aggregated with such insurances on the other Facility Ships which are subject to a Mortgage, 120 per cent. of the aggregate of the Allocated Ship Amount and (ii) the Fair Market Value of that Facility Ship;

(c)                                 in the case of fire and usual marine risks and war risks in relation to each Collateral Ship, in an amount on an agreed value basis of the Fair Market Value of that Collateral Ship;

(d)                                in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a protection and indemnity association belonging to the International Group of Protection and Indemnity Associations;

(e)                                 in relation to protection and indemnity risks in respect of the Ship’s full tonnage;

(f)                                   on approved terms; and

(g)                                through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4                       Further protections for the Creditor Parties.  In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)                                 whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)                                name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)                                 provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)                                provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)                                 provide that the Security Trustee may make proof of loss if the relevant Owner fails to do so.

13.5                       Renewals of obligatory insurances.  The Borrower shall ensure that:

(a)                                 at least 14 days before the expiry of any obligatory insurance effected by each Owner:

(i)                                    notify the Agent of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)                                 obtain the Agent’s approval to the matters referred to in paragraph (i);

(b)                                at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Agent’s approval pursuant to paragraph (a); and

(c)                                 promptly after the renewal procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6                       Copies of policies; letters of undertaking.  The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)                                 they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)                                they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)                                 they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)                                they will notify the Security Trustee, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)                                 they will not set off against any sum recoverable in respect of a claim relating to a Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7                       Copies of certificates of entry.  The Borrower shall ensure that any protection and indemnity and/or war risks as covered by the protection and indemnity associations club rules in which each Ship is entered provides the Security Trustee with:

(a)                                 a copy of the certificate of entry for the Ship;

(b)                                a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)                                 where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)                                a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8                       Deposit of original policies.  The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9                       Payment of premiums.  The Borrower shall ensure that all premiums or other sums of money from time to time due in respect of any obligatory insurances are paid in full and produce all relevant receipts when so required by the Security Trustee.

13.10                Guarantees.  The Borrower shall arrange for the execution and delivery of all guarantees and indemnities as may from time to time be required by any Ship’s P&I Club or war risks association and shall ensure that these are promptly issued and remain in full force and effect.

13.11                Compliance with terms of insurances.  The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance in relation to any Ship invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)                                 the Borrower shall procure that each Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)                                the Borrower shall procure that no Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)                                 the Borrower shall procure that each Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)                                the Borrower shall procure that no Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12                Alteration to terms of insurances.  The Borrower will procure that no Owner shall either make or agree to make any alteration to the terms of the obligatory insurance nor waive any right relating to any obligatory insurance.

13.13                Settlement of claims.  The Borrower shall (a) procure that no Owner shall, in the case of the Ship or Ships (as the case may be) owned by it, (i) during the continuation of any Potential Event of Default or Event of Default, settle, compromise or abandon any claim under any obligatory insurance for a Total Loss or for a Major Casualty, and (ii) in the case of a Total Loss, settle or compromise any claim under any obligatory insurance for an amount less than the amount of any mandatory prepayment required in connection therewith under Clause 8.8, and (b) do all things necessary and provide all documents, evidence and information to enable the Security Trustee to receive any moneys which at any time become payable in respect of the obligatory insurances.

13.14                Provision of copies of communications.  The Borrower shall procure that each Owner (in respect of the Ship or Ships (as the case may be) owned by it) shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Owner and:

(a)                                 the approved brokers;

(b)                                the approved protection and indemnity and/or war risks associations; and

(c)                                 the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)                                    the relevant Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)                                 any credit arrangements made between the relevant Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15                Provision of information.  The Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)                                 obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)                                effecting, maintaining or renewing any such insurances as are referred to in Clause 13.15 or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, within 5 Business Days following demand, indemnify the Security Trustee in respect of all reasonable, out-of-pocket fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16                Mortgagee’s interest and additional perils insurances.  The Security Trustee shall maintain and renew all or any of the following insurances in such amounts (but not exceeding 110 per cent. of the Loan (at the time such insurance is taken out and then annually when any such insurance is reviewed thereafter) in the case of a mortgagee’s interest marine insurance and 110 per cent. of the Loan (at the time such insurance is taken out and then annually when any such insurance is reviewed thereafter) in the case of a mortgagee’s additional perils policy), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:

(a)                                 a mortgagee’s interest marine insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Master Agreement or any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)                                    any act or omission on the part of any Owner, of any operator, charterer, manager or sub-manager of any Ship or of any officer, employee or agent of any Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)                                 any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of any Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of any Owner or of such a person, including the casting away or damaging of any Ship and/or any Ship being unseaworthy; and/or

(iii)                              any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)                                a mortgagee’s interest additional perils policy providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of any Ship, or the imposition of any Security Interest over any Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy;

and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance;

Provided that any such insurance taken out by the Security Trustee shall be comparable in coverages and premium with the insurance policies required by the Security Trustee for other similarly situated borrowers.

13.17                Review of insurance requirements.  The Agent shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which, in the reasonable opinion of the Agent, are significant and capable of affecting the Owners (or any of them) or the Ships (or any of them) and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners (or any of them) may be subject).

13.18                Modification of insurance requirements.  The Agent shall notify the Borrower of any proposed modification which the Agent reasonably considers appropriate in the circumstances and after a review conducted under Clause 13.18 and, after consultation with the Borrower, such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.19                Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18 and the Borrower shall procure that the relevant Owner complies with any such requirement.

13.20                Danish Ships.  The insurance provisions in this Clause 13 which relate to the Collateral Ships shall prevail in the case of any inconsistency with the insurance provisions in the mortgage in respect of the Collateral Ships which is the subject of the Pledge of Mortgage.

14                                 SHIP COVENANTS

14.1                       General.  The Borrower also undertakes with each Creditor Party to comply with the provisions of this Clause 14 beginning on the Drawdown Date and continuing at all times during the remainder of the Security Period and, as applicable, to procure that the Owners shall comply with the provisions of this Clause 14 in each case except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clauses 14.2, 14.3(b) and 14.13(c), 14.13(e) and 14.13(f)).

14.2                       Ship’s name and registration.  The Borrower shall procure that each Owner shall keep the Ship or Ships (as the case may be) owned by it registered in its name on the flag indicated in Schedule 5 and Schedule 6; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of any Ship.

14.3                       Repair and classification.  The Borrower shall procure that each Owner shall keep the Ship or Ships (as the case may be) owned by it in a good and safe condition and state of repair:

(a)                                 consistent with first-class ship ownership and management practice;

(b)                                so as to maintain that Ship’s class free of overdue recommendations and conditions affecting that Ship’s class with its Classification Society; and

(c)                                 so as to comply with all laws and regulations applicable to vessels registered in the jurisdiction in which the Ship is registered, or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4                       Classification Society undertaking. The Borrower shall procure that each Owner shall instruct the Classification Society of the Ship or Ships (as the case may be) owned by it to do all or any of the following at any time after the occurrence of a Potential Event of Default or an Event of Default which is continuing (and procure that the Classification Society undertakes with the Agent at such time):

(a)                                 to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the Classification Society in relation to that Ship or Ships;

(b)                                to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and that Ship or Ships at the offices of the Classification Society and to take copies of them;

(c)                                 to notify the Agent immediately in writing if the Classification Society:

(i)                                    receives notification from that Owner or any person that that Ship’s or Ships’ Classification Society is to be changed; or

(ii)                                 becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s or Ships’ class under the rules or terms and conditions of that Owner’s or that Ship’s or Ships’ membership of the Classification Society;

(d)                                following receipt of a written request from the Agent:

(i)                                    to confirm that that Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)                                 if that Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

14.5                       Modification.  The Borrower shall procure that no Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.6                       Removal of parts.  The Borrower shall procure that no Owner shall (in the case of the Ship owned by it), remove any material part of the Ship, or any material item of equipment installed on the Ship, except in the normal course of maintenance and repair, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage (and also the Deed of Covenant in the case of the “ENFORCER II”) Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship concerned.

14.7                       Surveys.  The Borrower shall procure that each Owner shall (in the case of the Ship owned by it), submit the Ship regularly to such periodical or other surveys which may be required for that Ship’s classification purposes and shall comply before the expiry of any grace periods with all conditions and recommendations affecting that Ship’s class of the relevant Classification Society in accordance with their terms unless waived and if so required by the Agent shall provide the Agent with copies of all survey reports.

14.8                       Inspection.  The Borrower shall procure that each Owner shall permit the Agent (by surveyors or other persons appointed by it for that purpose) to board the Ship or Ships (as the case may be) owned by it at any time (but in any event without interfering with the ordinary trading of that Ship or those Ships), subject to receiving reasonable prior notice from the Agent, to inspect her or their condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that:

(a)                                 so long as no Event of Default or Potential Event of Default shall have occurred and be continuing; and

(b)                                the relevant Ship is found to be in a satisfactory condition in accordance with Clause 14.3 of the terms of this Agreement,

the Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection of each Ship in any calendar year.

14.9                       Prevention of and release from arrest.  The Borrower shall procure that each Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), promptly discharge before the same becomes overdue (unless being contested in good faith by appropriate proceedings promptly instituted and diligently pursued where appropriate reserves have been established):

(a)                                 all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, its Earnings or the Insurances in relation to that Ship;

(b)                                all taxes, dues and other amounts charged in respect of the Ship, its Earnings or the Insurances in relation to that Ship; and

(c)                                 all other outgoings whatsoever in respect of the Ship, its Earnings or the Insurances in relation to that Ship;

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10                Compliance with laws etc.  The Borrower shall procure that each Owner shall:

(a)                                 comply, or procure compliance, with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship or Ships (as the case may be) owned by it, its ownership, operation and management or to the business of the Owner;

(b)                                not employ the Ship or Ships (as the case may be) owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code or the ISPS Code; and

(c)                                 in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship or Ships (as the case may be) owned by it to enter or trade to any zone which is declared a war zone by any government or by the war risks insurers of the Ship or Ships (as the case may be) owned by it unless the Borrower has (at its expense) effected any special, additional or modified insurance cover.

14.11                Provision of information.  The Borrower shall procure that each Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), promptly provide the Agent with any information which it requests regarding:

(a)                                 the Ship, its employment, position and engagements;

(b)                                the Earnings and payments and amounts due to the Ship’s master and crew;

(c)                                 any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)                                any towages and salvages;

(e)                                 the Owner’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and/or the ISPS Code,

and, upon the Agent’s request, provide copies of any current charter relating to the Ship and of any current charter guarantee and copies of the Ship’s Safety Management Certificate and/or the relevant Owner’s or the Approved Manager’s Document of Compliance.

14.12                Notification of certain events.  The Borrower (or the relevant Owner as the case may be) shall promptly upon becoming aware of any of the following notify the Agent by fax, confirmed forthwith by letter, of:

(a)                                 any casualty which is or is likely to be or to become a Major Casualty;

(b)                                any occurrence as a result of which a Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)                                 any requirement or recommendation made by any insurer or Classification Society or by any competent authority which is not complied with in accordance with its terms;

(d)                                any arrest or detention of a Ship, any exercise or purported exercise of any lien on any Ship or its Earnings or any requisition of a Ship for hire;

(e)                                 any intended dry docking of a Ship other than a routine dry docking;

(f)                                   any Environmental Claim made against the Borrower or an Owner or in connection with a Ship, or any Environmental Incident;

(g)                                any claim for breach of the ISM Code or the ISPS Code being made against an Owner, an Approved Manager or otherwise in connection with a Ship; or

(h)                                any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Borrower (or the relevant Owner as the case may be) shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of the Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13                Restrictions on chartering, appointment of managers etc.  The Borrower shall procure that no Owner shall (in the case of the Ship or Ships (as the case may be) owned by it):

(a)                                 let the Ship on demise charter for any period;

(b)                                enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 24 months;

(c)                                 enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)                                charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)                                 charter in any ship;

(f)                                   appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(g)                                deactivate or lay up the Ship; or

(h)                                put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless either:

(i)                                    that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason; or

(ii)                                 the cost of such work is covered by insurances; or

(iii)                              the Borrower establishes to the reasonable satisfaction of the Agent that it has sufficient funds to pay for the cost of such work.

14.14                Charter Assignments.  At any time during the Security Period, in relation to any charter or other contract of employment of any Ship which is equal to or exceeds 24 months in duration (excluding those entered into prior to the date of this Agreement which have a remaining term of less than 24 months as of the date of this Agreement), the Borrower shall procure that promptly following the Agent’s request the Owner which owns such Ship shall execute and deliver to the Security Trustee a Charter Assignment and shall give notice of such assignment to the charterer concerned and shall endeavour to procure that an acknowledgement of such notice is signed and returned to the Security Trustee.

14.15                Notice of Mortgage.  The Borrower shall procure that each Owner shall (in the case of the Ship or Ships (as the case may be) owned by it), keep the relevant Mortgage registered against the relevant Ship as a valid first preferred or priority (as the case may be) mortgage, carry on board the Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the relevant Owner to the Security Trustee.

14.16                Sharing of Earnings.  The Borrower will procure that no Owner shall (in the case of the Ship or Ships (as the case may be) owned by it):

(a)                                 enter into any agreement or arrangement for the sharing of any Earnings; or

(b)                                enter into any agreement or arrangement for the release of, or adverse alternation to, any guarantee or Security Interest relating to any Earnings.

14.17                ISPS Code.  The Borrower shall procure that each Owner shall (in the case of the Ship or Ships (as the case may be) owned by it) comply with the ISPS Code and in particular, without limitation, shall:

(a)                                 procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)                                maintain for the Ship an ISSC; and

(c)                                 notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.18                Danish Ships.  The Ship covenants in this Clause 14 which relate to the Collateral Ships shall prevail in the case of any inconsistency with the provisions in the mortgage in respect of the Collateral Ships which is the subject of the Pledge of Mortgage.

15                                 SECURITY COVER

15.1                       Minimum required security cover.  Clause 15.2 applies if the Agent notifies the Borrower that:

(a)                                 the aggregate of the Fair Market Values of each of NAVIGATOR II, ENDEAVOUR II, ENDURANCE II, ICE TRADER II and ICE POWER II (but excluding any of the foregoing that has been the subject of a sale or Total Loss and including any Replacement Ship for any of the foregoing); plus

(b)                                the net realisable value of any additional security previously provided under this Clause 15;

is below 140 per cent. of the Adjusted Loan Amount.

15.2                       Provision of additional security; prepayment.  If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)                                 provide, or ensure that a third party provides, additional security which has a net realisable value (if such additional security consists of vessels, determined pursuant to Clause 15.6, and if such additional security is not vessels, determined by the Majority Lenders acting reasonably) at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)                                prepay such part of the Loan as will eliminate the shortfall.

15.3                       Meaning of additional security.  In Clause 15.2, “security” means a Security Interest over an asset or assets acceptable to the Majority Lenders acting reasonably (whether securing the Borrower’s liabilities under the Finance Documents and the Master Agreements or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents and the Master Agreements.

15.4        Requirement for additional documents.  The Borrower shall not be deemed to have complied with Clause 15.2(a) until the Agent has confirmed to the Security Trustee that it has received in connection with the additional security certified copies of documents of the kind referred to in paragraphs 3, 4 and 5 of Part A of Schedule 3 and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.5        Valuation of Ships.  The Fair Market Value of a Ship at any date is that shown by the average of the 2 most recent valuations obtained pursuant to this Clause 15.5 and each prepared and addressed to the Agent:

(a)           as at the date of the most recent semi-annual valuations as provided, unless the Agent has obtained more recent valuations as provided in the last sentence of this Clause below, in which case as of the date of such more recent valuations;

(b)           by an Approved Shipbroker;

(c)           with or without physical inspection of that Ship (as the Agent may require);

(d)           on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)           after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

The Borrower shall provide (at its own cost) the valuations of each Ship which are required to determine its Fair Market Value pursuant to this Clause 15.5 at semi-annual intervals after the first Drawdown Date throughout the Security Period and, after the occurrence of an Event of Default which is continuing, whenever requested by the Agent. The Agent may, at any other time, obtain (at its own cost) valuations of any Ship in order to determine its Fair Market Value pursuant to this Clause 15.5

15.6        Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by two (2) valuations complying with the requirements of Clause 15.5.

15.7        Valuations binding.  Any valuation under Clause 15.2, 15.5 or 15.6 shall be binding and conclusive as regards the Borrower, the Agent and the Lenders and, in the case of any additional security not constituting a vessel, shall be the valuation which the Majority Lenders determine acting reasonably.

15.8        Provision of information.  The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.5 or 15.6 with any information which the Agent or the shipbroker or expert may request for the purposes of its valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.9        Payment of valuation expenses.  Subject to Clause 15.5 with regard to valuation expenses for the Ships but without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all reasonable, out-of-pocket legal and other expenses incurred by the Agent and the Security Trustee in connection with any matter arising out of this Clause.

15.10      Application of prepayment.  Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16           PAYMENTS AND CALCULATIONS

16.1        Currency and method of payments.  All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)           by not later than 11.00 a.m. (Copenhagen time) on the due date;

(b)           in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)           in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)           in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties in writing at least 3 Business Days before the payment is due.

16.2        Payment on non-Business Day.  If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)           the due date shall be extended to the next succeeding Business Day; or

(b)           if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3        Basis for calculation of periodic payments.  All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4        Distribution of payments to Creditor Parties.  Subject to Clauses 16.5, 16.6 and 16.7:

(a)           any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, that Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as that Lender and that Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)           amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Banks generally shall be distributed by the Agent to each Lender and Swap Bank pro rata to the amount in that category which is due to it.

16.5        Permitted deductions by Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Bank to pay on demand.

16.6        Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7        Refund to Agent of monies not received.  If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Bank, without first having received that sum, the Borrower or (as the case may be) that Lender or that Swap Bank concerned shall, on demand:

(a)           refund the sum in full to the Agent; and

(b)           pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8        Agent may assume receipt.  Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9        Creditor Party accounts.  Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10      Agent’s memorandum account.  The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11      Accounts prima facie evidence.  If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17           APPLICATION OF RECEIPTS

17.1        Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)           FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents  and the Master Agreements in the following order and proportions:

(i)            first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreements);

(ii)           second, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreements (and pro rata as regards each Master Agreement) (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under Section 2 (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application under this Clause 17), provided, that all interest and default interest payable in respect of that portion of the notional amount of the Transactions then outstanding which exceeds 60 per cent. of the Loan shall be excluded from the operation of this paragraph (ii);

(iii)          third, in or towards satisfaction pro rata of the Loan and the Swap Exposure of the Swap Banks then due and payable (and pro rata as regards each Swap Bank), provided, that all Swap Exposure in respect of that portion of the Transactions then outstanding which exceeds 60 per cent. of the Loan shall be excluded from the operation of this paragraph (iii); and

(iv)          fourth, in or towards satisfaction of all interest (as defined under paragraph (ii) above) in respect of the Transactions which has been excluded pursuant to paragraph (ii) above and the Swap Exposure of the Swap Banks then due and payable which has been excluded pursuant to paragraph (iii) above (and pro rata as regards each Swap Bank);

(b)           SECONDLY: if an Event of Default or a Potential Event of Default has occurred which is continuing, in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder) but which the Agent acting in good faith, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a) (and for the avoidance of doubt any application between the Swap Banks shall be in accordance with the provisions of Clause 17.1(a)); and

(c)           THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18           APPLICATION OF EARNINGS

18.1        Earnings.  Subject to the General Assignments the Borrower shall procure that from and after the Drawdown Date all the Earnings of each Ship shall be paid to the relevant Earnings Account maintained with the Agent and the Earnings shall be available to the Borrower or the relevant Owner (as the case may be) for use in their sole discretion unless an Event of Default has occurred and is continuing.  This Clause 18.1 shall be considered a prior written consent of the Security Trustee to withdraw, release and transfer amounts from the Earnings Accounts provided that no Event of Default has occurred and is continuing as set forth in clause 5.1 of the Accounts Pledge.

18.2        Location of accounts.  The Borrower shall promptly and shall procure that the Owners shall promptly:

(a)           comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts and the Deposit Account; and

(b)           execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Deposit Account.

18.3        Authorisation to withdraw funds from the Earnings Accounts. The Agent shall be entitled to withdraw any amount due and payable to the Lenders or the Swap Banks under the Finance Documents or the Master Agreements from the Earnings Accounts without prior approval by or notice to the Borrower or the Owners.

19           EVENTS OF DEFAULT

19.1        Events of Default.  An Event of Default occurs if:

(a)           the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or any of the Master Agreements or under any document relating to a Finance Document or any of the Master Agreements except where such failure to pay is caused by an administrative or technical error in which case the Borrower or any Security Party fails to pay any such sum within 3 Business Days of its due date; or

(b)           any breach occurs of Clause 9.2, 11.2, 11.3, 11.4, 11.5, 12.2, 12.3, 12.4, 13.2, 13.5, 13.9, 13.12, 13.13, 14.12, 14.15 or 15.1 or clause 11.6 and 11.22 of the Guarantee of the Shareholder Guarantor; or

(c)           any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (subject to any applicable grace period) (other than a breach covered by paragraphs (a) or (b)) which is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(d)           (subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)           any representation or warranty made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(f)            any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which alone or in aggregate exceeds $1,000,000 in the case of an Owner or $5,000,000 in the case of the Shareholder Guarantor and any Relevant Person (or, in any case, the equivalent in another currency):

(i)            any Financial Indebtedness of a Relevant Person is not paid when due (other than Financial Indebtedness described in item (a) of the definition of Financial Indebtedness); or

(ii)           any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default except in the case of any Financial Indebtedness as described in item (a) of the definition of Financial Indebtedness; or

(iii)          any Financial Indebtedness as described in item (a) of the definition of Financial Indebtedness of a Relevant Person becomes due and payable and is not paid within 30 days after any demand for payment by the holder of such indebtedness following the due date thereof unless being contested in good faith by appropriate proceedings promptly instituted and diligently pursued and where appropriate reserves have been established in accordance with GAAP; or

(iv)          a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(v)           any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated in each case as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(vi)          any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)           any of the following occurs in relation to a Relevant Person:

(i)            a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)           any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $1,000,000 or more in the case of an Owner or $5,000,000 or more in the case of the Shareholder Guarantor and any Relevant Person or the equivalent in another currency unless stayed; or

(iii)          any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)          an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)           any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)          a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)         a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner (other than an Owner which has sold its Ship or all of its Ships and has been released from all of the Finance Documents to which it was a party and the necessary mandatory prepayment has been made pursuant to Clause 8.6) which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)        an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 20 days of being made or presented, or (bb) within 20 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)           a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation or arrangement with respect to such Relevant Person’s debt generally or all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)            any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)           in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)           it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)            for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)           for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(i)            a Change of Control occurs; or

(j)            (i) any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or (ii) a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest (other than Permitted Security Interests) and, in either case, is not remedied promptly upon the request of the Agent; or

(k)           if there is a Designated Transaction outstanding and an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(l)            a Material Adverse Change occurs; or

(m)          from and after the IPO, the common shares of the Shareholder Guarantor cease to be listed on the New York Stock Exchange; or

(n)           a Ship is arrested, captured, seized or detained in exercise or purported exercise of any lien or claim and the Borrower or any Security Party has not procured its release by providing bail or otherwise within 30 days of its arrest, capture, seizure or detention or such longer period as the Agent (with the authorisation of the Majority Lenders) may agree; or

(o)           any payment default occurs beyond any applicable grace periods in respect of any loan facilities entered into between any Security Party and any Arranger.

19.2        Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)           the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)            serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)           serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)          take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)           the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3        Termination of Commitments.  On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4        Acceleration of Loan.  On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5        Multiple notices; action without notice.  The Agent may serve notices under Clauses 19.2(a)(i) and 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6        Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7        Creditor Party rights unimpaired.  Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a

Finance Document, the Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8        Exclusion of Creditor Party liability.  No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)           for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)           as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

Without prejudice to the foregoing, in no event shall any Creditor Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees (for itself and on behalf of its subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

19.9        Relevant Persons.  In this Clause 19 a “Relevant Person” means the Borrower or a Security Party (excluding any former Owner released pursuant to the definition of Owner).

19.10      Interpretation.  In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11      Position of Swap Banks.  Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of any Swap Bank except to the extent that that Swap Bank is also a Lender.

20           FEES AND EXPENSES

20.1        Fees.  The Borrower shall pay to the Agent the fees in amounts and on the dates previously agreed in writing between the Agent and the Borrower.

20.2        Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all reasonable, out-of-pocket expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3        Costs of variations, amendments etc.  The Borrower shall pay to the Agent, on the Agent’s demand, the amount of all reasonable, out-of-pocket expenses incurred by the Agent and the Security Trustee in connection with:

(a)           any amendment or supplement to a Finance Document or any proposal for such an amendment to be made;

(b)           any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)           subject to Clause 15.5 with regard to valuation expenses for the Ships, the valuation of any security provided or offered under Clause 15 or any other matter relating to such security.

20.4        Costs of enforcement.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party during the continuance of an Event of Default (Provided that the Borrower shall pay for all expenses incurred during the continuance of an Event of Default even if these are demanded at a time when such Event of Default is not continuing) in connection with any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.  There shall be recoverable the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.5        Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.6        Financial Services Authority fees.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.7        Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21           INDEMNITIES

21.1        Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses (but excluding loss of Margin) which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)           the Loan not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)           the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)           any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)                                 the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and, subject to Clause 26.17, in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2                        Breakage costs.  Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, excluding loss of Margin, incurred by a Lender:

(a)                                  in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)                                 in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3                        Miscellaneous indemnities.  Subject to Clause 15.5 with regard to valuation expenses for the Ships, the Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)                                  any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)                                 any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4                        Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                                  making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)                                 obtaining an order or judgment from any court or other tribunal; or

(c)                                  enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5                        Application to Master Agreements.  For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to a Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the relevant Master Agreement shall apply.

21.6                        Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7                        Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22                                  NO SET-OFF OR TAX DEDUCTION

22.1                        No deductions.  All amounts due from the Borrower under a Finance Document shall be paid:

(a)                                  without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                  the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  subject to Clause 26.17, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3                        Tax credit.  A Creditor Party which has obtained (and has derived full use and benefit, on an affiliated group basis, of) a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment Provided that:

(a)                                  the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)                                 nothing in this Clause 22.3 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)                                  nothing in this Clause 22.3 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment;

(d)                                 any allocation or determination made by a Creditor Party under or in connection with this Clause 22.3 shall be conclusive and binding on the Borrower and the other Creditor Parties;

(e)                                  nothing in this Clause 22.3 shall oblige any Creditor Party to disclose any information relating to its affairs (tax or otherwise) or those of its ultimate parent company (or any subsidiary thereof) or any computations in respect of tax; and

(f)                                    the Creditor Party’s tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.

22.4                        Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent for the Creditor Party entitled to the payment an original receipt (or certified copy thereof) satisfactory to that Creditor Party evidencing that the tax had been paid to the appropriate taxation authority.

22.5                        Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.6                        Application to Master Agreements.  For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to a Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the relevant Master Agreement shall apply.

23                                  ILLEGALITY, ETC

23.1                        Illegality.  This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)                                  unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2                        Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3                        Prepayment; termination of Commitment.  On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4                        Mitigation.  If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)                                  have an adverse effect on its business, operations or financial condition; or

(b)                                 involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)                                  involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24                                  INCREASED COSTS

24.1                        Increased costs.  This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)                                  the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income);

(b)                                 complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)                                  the continuing application or compliance with Basel II (as defined in Clause 24.2),

the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2                        Meaning of “increased cost”.  In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)                                  an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)                                 a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)                                  an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)                                 a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item excluded by Clause 26.17 or an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or an item arising directly out of the initial implementation with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3                        Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4                        Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5                        Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6                        Prepayment; termination of Commitment.  A notice of prepayment under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)                                  on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)                                 on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7                        Application of prepayment.  Clause 8 shall apply in relation to the prepayment.

25                                  SET-OFF

25.1                        Application of credit balances.  From and after the Drawdown Date, each Creditor Party may at any time whilst an Event of Default is continuing, without prior notice:

(a)                                  apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents or any Master Agreement; and

(b)                                 for that purpose:

(i)                                     break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)                                  convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)                               enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2                        Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3                        Sums deemed due.  For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender or a Swap Bank shall be treated as a sum due to that Lender or that Swap Bank; and each Lender’s or each Swap Bank’s proportion of a sum so payable for distribution to, or for the account of, the Lenders or the Swap Banks shall be treated as a sum due to such Lender or such Swap Bank.

25.4                        No Security Interest.  This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26                                  TRANSFERS AND CHANGES IN LENDING OFFICES

26.1                        Transfer by Borrower.  The Borrower may not, without the consent of the Agent given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

26.2                        Transfer by a Lender.  Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, at its own cost, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) or without the consent of the Borrower if an Event of Default has occurred and is continuing, cause:

(a)                                  its rights in respect of all part of its Contribution (such amount to be at least $10,000,000 or if at any time its remaining Contribution is less than $10,000,000 such lower amount); or

(b)                                 its obligations in respect of all or part of its Commitment (such amount to be at least $10,000,000); or

(c)                                  a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged, in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Borrower and the fee referred to in Clause 26.11 shall not apply in relation to any such transfer.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3                        Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)                                  sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders and each of the Swap Banks;

(b)                                 on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)                                  send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4                        Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5                        No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6                        Lender re-organisation; waiver of Transfer Certificate.  However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7                        Effect of Transfer Certificate.  A Transfer Certificate takes effect in accordance with English law as follows:

(a)                                  to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)                                 the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)                                  the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)                                 the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)                                  any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)                                    the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)                                 in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8                        Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9                        Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10                 Authorisation of Agent to sign Transfer Certificates.  The Borrower, the Security Trustee, each Lender, the Arranger and each Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11                 Registration fee.  In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12                 Sub-participation; subrogation assignment.  A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13                 Disclosure of information.  A Lender may disclose to a potential Transferee Lender or sub-participant which has been approved by the Borrower any information which that Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is of a confidential nature.

26.14                 Change of lending office.  A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)                                  the date on which the Agent receives the notice; and

(b)                                 the date, if any, specified in the notice as the date on which the change will come into effect.

26.15                 Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16                 Replacement of Reference Bank.  If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17                 Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office.  If:

(a)                                  a Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 26.2 or changes its lending office; and

(b)                                 as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 21.1 in respect of any tax, Clause 22 or Clause 24, then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

27                                  VARIATIONS AND WAIVERS

27.1                        Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2                        Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and every Swap Bank”:

(a)                                  a change in the Margin or in the definition of LIBOR;

(b)                                 a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)                                  a change to any Lender’s Commitment;

(d)                                 an extension of the Availability Period;

(e)                                  a change to the definition of “Designated Transaction”, “Master Agreement”, “Secured Liabilities”, “Swap Bank”, “Swap Exposure”, “Majority Lenders” or “Finance Documents”;

(f)                                    a change to the preamble or to Clause 2, 3, 4, 5.1, 8.1, 8.5, 8.8, 8.12, 11, 15, 17, 18, 19 or 30;

(g)                                 a change to this Clause 27;

(h)                                 any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)                                     any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3                        Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                                  a provision of this Agreement or another Finance Document; or

(b)                                 an Event of Default; or

(c)                                  a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)                                 any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28                                  NOTICES

28.1                        General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2                        Addresses for communications.  A notice by letter or fax shall be sent:

(a)

to the Borrower:

Britannia Bulk plc

Dexter House

2nd Floor

Royal Mint Court

London

EC3N 4QN

Fax No:	+ 44 20 7 264 4949
Attn:	Fariyal Khanbabi

(b)

to a Lender:

At the address below its name in Part A of Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)

to a Swap Bank:

Nordea Bank Finland plc

C/o Nordea Bank Danmark A/S

Christiansbro Strandgade 3

PO Box 850

DF-0900 Copenhagen

Denmark

Fax No: + 45 33 33 58 20

Attn:  Head of Shipping

Lloyds TSB Bank plc

Faryners House

25 Monument Street

London

EC3R 8BQ

	Fax:	+44 20 7158 3798/9

	Attn:	Corporate Markets Division

(d)

to the Agent and

For Administration matters:

the Security Trustee:

Nordea Bank Danmark A/S

Structured Loan Operations

Christiansbro, Strandgade 3

PO Box 850

DK-0900 Copenhagen

Denmark

	Fax No:	+ 45 33 33 58 20

	Attn:	Head of Section

For credit matters:

Nordea Bank Danmark A/S

Shipping, Oil Services and International Division

Christiansbro, Strandgade 3

PO Box 850

DK-0900 Copenhagen

Denmark

	Fax No:	+45 33 33 55 09

	Attn:	Head of Shipping

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

28.3                        Effective date of notices.  Subject to Clauses 28.4 and 28.5:

(a)                                  a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)                                 a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4                        Service outside business hours.  However, if under Clause 28.3 a notice would be deemed to be served:

(a)                                  on a day which is not a business day in the place of receipt; or

(b)                                 on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5                        Illegible notices.  Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6                        Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)                                  the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice;  or

(b)                                 in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7                        Electronic communication.  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)                                  agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)                                 notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)                                  notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8                        English language.  Any notice under or in connection with a Finance Document shall be in English.

28.9                        Meaning of “notice”.  In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29                                  SUPPLEMENTAL

29.1                        Rights cumulative, non-exclusive.  The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)                                  cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2                        Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3                        Counterparts.  A Finance Document may be executed in any number of counterparts.

29.4                        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.5                        Confidentiality.  At all times during the Security Period, each of the parties hereto shall keep confidential and shall not, without the prior written consent of the other parties, issue any press release in relation to the transactions evidenced by this Agreement and the other Finance Documents, or disclose to any other person, the business, financial or other information contained in or supplied in connection with this Agreement or any other Finance Document and the transactions contemplated hereby or thereby or any other agreement entered into after the date hereof by the Borrower and any Security Party or in connection with this Agreement or any other Finance Document, or release copies or drafts of any such document which disclose or reveal the identity of the parties (or any of them) provided that (a) the foregoing provisions of this Clause 29.5 shall not apply to any disclosure of information between one party hereto to another; and (b) the parties hereto shall be entitled, without any such consent, to disclose the same:

(a)                                  in connection with any proceedings arising out of or in connection with this Agreement or any of the other Finance Documents; or

(b)                                 to any underwriters and their officers, directors, employees, counsel, agents and advisors in each case in connection with the IPO; or

(c)                                  if required to do so by an order or a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise; or

(d)                                 pursuant to any law, regulation or administrative order having the force of law, including in order for Shareholder Guarantor to comply with securities laws and in order for a Lender to meet its legal requirements relating to reduction and/or prevention of money laundering, terrorism or corruption; or

(e)                                  to any fiscal, monetary, tax, governmental or other competent authority; or

(f)                                    to the auditors, legal, insurance or other professional advisors, brokers, insurers or underwriters of any Creditor Party or any Security Party; or

(g)                                 if required to do so in order to obtain any permits, consents, licences which any Creditor Party or any Security Party is required to obtain pursuant to the Finance Documents; or

(h)                                 if any of the same is or shall become publicly known otherwise than as a result of a breach by such party of this Clause 29.5; or

(i)                                     in any manner contemplated by any of the Finance Documents; or

(j)                                     in the case of a Creditor Party to any member of the group of companies of which such Creditor Party is a member and in the case of a Security Party to any member of the group of companies of which such Security Party is a member, provided that in each case the relevant Creditor Party or the relevant Security Party shall procure that the party to whom such disclosure is made shall comply with the requirements of this Clause 29.5.

Notwithstanding the foregoing provisions of this Clause 29.5 or any other provisions of this Agreement or any other Finance Document to the contrary:

(i)                                     at an appropriate time after the date of this Agreement, the Agent, the Security Trustee, the Lenders and the Borrower (each at their own cost) may place a customary announcement in such newspapers and periodicals as it may choose or disclose certain details in relation to the transaction for the purposes of distribution of a “tombstone” and for including such details in any deal listings stating that it has participated (in its various capacities) in the transactions contemplated in this Agreement and the other Finance Documents, in each case subject to the prior approval of the other parties to this Agreement as to the form and timing of the announcement; and

(ii)                                  the Agent, the Security Trustee, the Lenders and the Borrower (each at their own cost) may disclose generic details of the transaction contemplated by this Agreement and the other Finance Documents in its annual financial presentations or other “roadshow” presentations, internal publications, annual reports or financial or other brochures.

30                                  LAW AND JURISDICTION

30.1                        English law.  This Agreement shall be governed by, and construed in accordance with, English law.

30.2                        Exclusive English jurisdiction.  Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3                        Choice of forum for the exclusive benefit of the Creditor Parties.  Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)                                  to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4                        Acceptance as process agent.  The Borrower hereby accepts its appointment as agent to receive and accept for and on behalf of each Owner any process or other document relating to any proceedings in the English Courts which are connected with any Finance Document.

30.5                        Creditor Party rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6                        Meaning of “proceedings”.  In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

LENDERS AND COMMITMENTS

Lender	Lending Office	Total Commitment (US$)

Nordea Bank Danmark A/S	Christiansbro Strandgade 3 PO Box 850 DK-0900, Copenhagen Denmark Fax: +45 33 33 38 20 Attn: Head of Shipping	85,000,000

Lloyds TSB Bank plc	10 Gresham Street London EC2V 7AE Fax: +44 20 7158 3271 Attn: Loan Management	85,000,000

PART B

SWAP BANKS

Lender	Office

Nordea Bank Finland plc	2747 Settlement Services FIN-00020 Nordea Helsinki Finland

Lloyds TSB Bank plc	Faryners House 25 Monument Street London EC3R 8BQ Fax: +44 20 7158 3298/9 Attn: Corporate Markets Division

SCHEDULE 2

DRAWDOWN NOTICE

To:          Nordea Bank Danmark A/S
Christiansbro
Strandgade 3
PO Box 850
DK-0900, Copenhagen
Denmark

[•]

DRAWDOWN NOTICE

1                                         We refer to the loan agreement (the “Loan Agreement”) dated [•] 2008 and made between ourselves, as Borrower, the Lenders referred to therein, the Swap Banks referred to therein, yourselves and Lloyds TSB Bank plc as Arrangers and yourselves as Agent and Security Trustee in connection with a term loan facility of up to US$170,000,000.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2                                         We request to borrow the Loan as follows:

(a)                                  Amount: US$[•];

(b)                                 Drawdown Date:  [•] 2008;

(c)                                  Duration of the [first] Interest Period shall be [•] months;

(d)                                 Payment instructions: account of [•] and numbered [•] with [•] of [•].

3                                         We represent and warrant that:

(a)                                  the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)                                 no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4                                         This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

for and on behalf of

BRITANNIA BULK PLC

SCHEDULE 3

PART A

CONDITION PRECEDENT DOCUMENTS

The following are the documents referred to in Clause 9.1(a).

1                                         A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2                                         Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3                                         Copies of resolutions of the directors (and in relation to the Owners incorporated in Panama, the shareholders) of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which it is a party.

4                                         The original of any power of attorney under which any Finance Document is to be executed on behalf of the Borrower or any Security Party.

5                                         Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, this Agreement or any Finance Document.

6                                         The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Deposit Account.

7                                         A copy of the latest unaudited consolidated accounts of the Shareholder Guarantor and the latest unaudited individual accounts of the Borrower and each Owner each certified as to their correctness by the chief financial officer of the Borrower.

8                                         Documentary evidence that each Ship:

(a)                                  is definitively and permanently registered in the name of the relevant Owner under the flag indicated for that Ship in Schedule 5 or 6 as the case may be;

(b)                                 maintains its class with the relevant classification society free of all overdue recommendations and conditions of such classification society; and

(c)                                  it is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

9                                         A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Ship as the agent may require.

10                                  Documents establishing that each Ship is managed by the Approved Manager on terms reasonably acceptable to the Agent, together with:

(a)                                  a letter of undertaking executed by the relevant Approved Manager in favour of the Agent (with a copy of the technical management agreement attached) on the terms reasonably required by the Agent agreeing certain matters in relation to the technical management of that Ship and subordinating the rights of the relevant Approved Manager against that Ship and the relevant Owner to the rights of the Creditor Parties under the Finance Documents Provided that copies of management agreements and a manager’s undertaking shall not be required in relation to the technical management of the Collateral Ships (other than VORNAES II) which are managed by Britannia Bulk DK A/S; and

(b)           copies of the Approved Manager’s Document of Compliance and of each Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC Provided that such certificates shall not be required for any of the barges and the ISSC shall not be required for the tugs other than VORNAES II.

11           Copies of the tonnage certificate and certificates of nationality for each Ship.

12           If the Drawdown Date has not occurred by 30 June 2008 and at the request of the Agent, two valuations in respect of each Ship, addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the Drawdown Date provided in accordance with Clause 15.

13           Copies as requested by each Lender of such documentation required pursuant to Clause 11.18.

14           If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(c).

1                                         A duly executed original of each Mortgage, the Pledge of Mortgage, each Deed of Covenant, each General Assignment, each Charter Assignment (if applicable), each Guarantee, each Master Agreement, the Master Agreement Assignment and the Accounts Pledge (and of each document required to be delivered by each such document).

2                                         Documentary evidence that the existing indebtedness of the Borrower in relation to the Lloyds Facility and the Goldman Sachs Facility will be repaid upon application of the proceeds of the Loan and any Security Interests created pursuant to the Lloyds Facility and the Goldman Sachs Facility will be released or discharged upon such application.

3                                         Documentary evidence that (a) the Borrower has repurchased, redeemed, prepaid or retired, or on the Drawdown Date the Borrower will repurchase, redeem, prepay or retire (whether in market purchases, pursuant to a tender offer, contractual prepayment rights or otherwise) all outstanding Bonds (excluding those to be redeemed as provided in the following clause (b)), and (b) with respect to any Bonds not repurchased, redeemed, prepaid or retired on or before the Drawdown Date as contemplated by clause (a) preceding (“Remaining Bonds”), the Borrower has delivered, or on the Drawdown Date the Borrower will deliver, to the trustee under the Indenture (i) notice of redemption of such Remaining Bonds pursuant to Section 3.07 of the Indenture calling such Bonds for redemption on or before the 90th day following the Drawdown Date, (ii) cash sufficient to pay and discharge the entire indebtedness (including all principal, premium, if any, and accrued interest on such Remaining Bonds, and (iii) notice to apply such cash to the payment of the Remaining Bonds on their redemption date (in the case of clause (ii) and (iii) as provided in Section 8.01(b) of the Indenture).

4                                         Documentary evidence that the Shareholder Guarantor has completed an initial public offering (the “IPO”) of its shares resulting in minimum proceeds of USD 125,000,000 (with the net proceeds to be paid to the Shareholder Guarantor not later than the Drawdown Date) and that the Shareholder Guarantor’s shares have been listed on the NYSE.

5                                         Documentary evidence that each Ship:

(a)                                  is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents; and

(b)                                 the Mortgage in relation to it has been duly registered against that Ship as valid first preferred or priority (as the case may be) ship mortgage in accordance with the laws of jurisdiction in which that Ship is registered.

6                                         Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Panama, Denmark, Malta, the Marshall Islands and such other relevant jurisdictions as the Agent may reasonably require.

7                                         If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or secretary (or equivalent officer) or an attorney of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:                              [Name of Agent] for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender, each Swap Bank and the Arrangers, as defined in the Loan Agreement referred to below.

1                                         This Certificate relates to a loan agreement (the “Loan Agreement”) dated [•] 2008 and made between (1) Britannia Bulk Plc (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) Nordea Bank Danmark A/S and Lloyds TSB Bank plc as Arrangers, (4) the banks and financial institutions named therein as Swap Banks, (5) Nordea Bank Danmark A/S as Agent and (6) Nordea Bank Danmark A/S as Security Trustee for a term loan facility of US$170,000,000.

2                                         In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, the Arranger, each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3                                         The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4                                         The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which percentage represents $[•].

5                                         By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•] [from [•] per cent. of its Commitment, which percentage represents $[•]], and the Transferee acquires a Commitment of $[•].

6                                         The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7                                         The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8                                         The Transferor:

(a)                                  warrants to the Transferee and each Relevant Party that:

(i)            the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)           this Certificate is valid and binding as regards the Transferor;

(b)                                 warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)                                  undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9                                         The Transferee:

(a)                                  confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)                                 agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, the Arranger, the Swap Bank or any Lender in the event that:

(i)            any of the Finance Documents prove to be invalid or ineffective,

(ii)           the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)          it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)                                  agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Arranger, the Swap Bank or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)                                 warrants to the Transferor and each Relevant Party that:

(i)            it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)           this Certificate is valid and binding as regards the Transferee; and

(e)                                  confirms the accuracy of the administrative details set out below regarding the Transferee.

10                                  The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11                                  The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:                  This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

DETAILS OF FACILITY SHIPS AND OWNERS

	Owner	Ship Name	Flag	Year built	Ship type	Approximate Size (dwt)	IMO Number	Classification Society	Class notation	Weight Share of Loan

1	Flagship Maritime SA	EXPLORER II	Panama	1977	Bulk carrier	39,814	7612723	RINA	100 – A – 1.1 – Nav IL ; BC ESP	2 per cent.

2	Danmar Shipping SA	CHALLENGER II	Panama	1977	Bulk carrier	39,814	7612735	RINA	100 – A – 1.1 – NAVIL ; BC ESP	2 per cent.

3	Northern Star Navigation SA	ADVENTURE II	Panama	1980	Bulk carrier	38,871	7900261	RINA	C bulk carrier ESP – heavycargo – nonhomload ; unrestricted navigation	2.5 per cent.

4	Baltic Navigation Company SA	VOYAGER II	Panama	1986	Bulk carrier	33,288	8313972	RINA	C bulk carrier ESP – heavycargo – nonhomload ; unrestricted navigation ICE CLASS IC	5 per cent.

5	Britannia Bulk SA	DISCOVERY II	Panama	1984	Bulk carrier	32,813	8107311	RINA	C bulk carrier ESP – heavycargo – nonhomload ; unrestricted navigation ICE CLASS IC	4.5 per cent.

6	International Bulk Services SA	COMMANDER II	Panama	1983	Bulk carrier	31,000	8208945	NIPPON KAIJI KYOKAI	NS (Bulk Carrier) (ESP) MNS	4 per cent.

7	Western Bulk Services SA	ENFORCER II	Malta	1981	Bulk carrier	23,800	8103171	RINA	100 – A – 1.1 – Nav IL ; BC ESP	3 per cent.

8	Unity Bulk Services S.A.	DEFIANT II	Panama	1978	Bulk carrier	10,000	7531357	LLOYDS REGISTER	100A1; STRENGTHENED FOR HEAVY CARGOES; ICE CLASS 1A, MAX / MIN DRAUGHTS, FORWARD 8.574 / 3.16 M, AFT 8.680/ 4.80 M,	0.45 per cent.

	Owner	Ship Name	Flag	Year built	Ship type	Approximate Size (dwt)	IMO Number	Classification Society	Class notation	Weight Share of Loan

9	Navigator Bulk Services S.A.	NAVIGATOR II	Panama	1998	Bulk carrier	69,800	9057458	RINA	C bulk carrier ESP ; unrestricted navigation AUT-UMS	17.45 per cent.

10	Atlantic Bulk Services S.A.	ENDEAVOUR II	Panama	1994	Bulk carrier	70,000	9052604	RINA	C bulk carrier ESP, strengthened for heavy cargoes, Nos.2,4&6 holds may be empty AUT – UMS,	16.10 per cent.

11	Great Belt Shipping Company S.A.	ENDURANCE II	Panama	1994	Bulk carrier	70,000	9055620	RINA	C bulk carrier ESP – heavycargo – nonhomload ; unrestricted navigation AUT - UMS	16.10 per cent.

12	Oceanic Bulk Services S.A.	ICE TRADER II	Panama	1995	Bulk carrier	43,500	9079157	Germanischer Lloyd	100 A5 E3 with freeboard 5,120m G ESP SOLAS-II-2 Reg.19 DBC C2P55 Bulk Carrier. Holds 2,4 or 3 may be empty	13.45 per cent.

13	Enterprise Bulk Services S.A.	ICE POWER II	Panama	1995	Bulk carrier	43,500	9079169	Germanischer Lloyd	100 A5 E3 with freeboard 5,120 m G ESP SOLAS-II-2,Reg.19 C2P55 Bulk Carrier, Holds 2 & 4 or 3 may be empty	13.45 per cent.

SCHEDULE 6

DETAILS OF COLLATERAL SHIPS AND OWNERS

	Owner	Ship Name	Flag	Year built	Ship type	Approximate Size (dwt)	IMO Number	Classification Society	Class notation

1	Britannia Bulk DK A/S	BREGNINGE II	Denmark	1984	Tug	N/A	8207379	RINA	C Tug AUT – UMS , ICE CLASS IC

2	Britannia Bulk DK A/S	TROENSE II	Denmark	1983	Tug	N/A	8131116	RINA	C Tug AUT – UMS , ICE CLASS IC

3	Britannia Bulk DK A/S	VINDEBY II	Denmark	1981	Tug	N/A	7928158	RINA	C Tug AUT – UMS , ICE CLASS IC

4	Channel Bulk Services S.A.	VORNAES II	Panama	1970	Tug	N/A	7041352	RINA	C Tug ICE CLASS IB

5	Britannia Bulk DK A/S	HJORTO II	Denmark	1992	Barge	15,800	9043378	RINA	C Barge – general cargo ; Unrestricted Navigation

6	Britannia Bulk DK A/S	SKARO II	Denmark	1992	Barge	15,800	9043366	RINA	C Barge – general cargo ; Unrestricted Navigation

7	Britannia Bulk DK A/S	SIO II	Denmark	1991	Barge	15,800	9006461	RINA	C Barge – general cargo ; Unrestricted Navigation ICE CLASSIC

8	Britannia Bulk DK A/S	DREJO II	Denmark	1991	Barge	15,800	9006473	RINA	C Barge – general cargo ; Unrestricted Navigation ICE CLASSIC

9	Britannia Bulk DK A/S	IHOLM II	Denmark	1979	Barge	9,370	7726768	RINA	C Barge – general cargo ; Unrestricted Navigation ICE CLASSIC

EXECUTION PAGES

BORROWER

SIGNED by	)	ARVID TAGE
)
for and on behalf of	)	FARIYAL KHANBABI
BRITANNIA BULK PLC	)
in the presence of:	)

Signature of witness:

Name of witness:		PETER YOUNG

Address of witness:		VINSON & ELKINS, CITYPOINT, ONE
ROPEMAKER STREET, LONDON, EC2

LENDERS

SIGNED by	)	MICHAEL O’DONNELL
	)	(ATTORNEY-IN- FACT)
for and on behalf of	)
NORDEA BANK DANMARK A/S	)
in the presence of:	)

Signature of witness:

Name of witness:		NAHEEMA WALJI, SOLICITOR

Address of witness:		LONDON EC2A 2HB

SIGNED by	)	HELEN LEWIS
)
for and on behalf of	)
LLOYDS TSB BANK PLC	)
in the presence of:	)

Signature of witness:

Name of witness:		NADEEM SAMAHA

Address of witness:		22 OAKHILL COURT, UPPER RICHMOND
ROAD, PUTNEY, SW15 2QH

ARRANGERS

SIGNED by	)	MICHAEL O’DONNELL
	)	(ATTORNEY-IN- FACT)
for and on behalf of	)
NORDEA BANK DANMARK A/S	)
in the presence of:	)

Signature of witness:

Name of witness:		NAHEEMA WALJI, SOLICITOR

Address of witness:		LONDON EC2A 2HB

SIGNED by	)	HELEN LEWIS
)
for and on behalf of	)
LLOYDS TSB BANK PLC	)
in the presence of:	)

Signature of witness:

Name of witness:		NADEEM SAMAHA

Address of witness:		22 OAKHILL COURT, UPPER RICHMOND
ROAD, PUTNEY, SW15 2QH

SWAP BANKS

SIGNED by	)	MICHAEL O’DONNELL
	)	(ATTORNEY-IN- FACT)
for and on behalf of	)
NORDEA BANK FINLAND PLC	)
in the presence of:	)

Signature of witness:

Name of witness:		NAHEEMA WALJI, SOLICITOR

Address of witness:		LONDON EC2A 2HB

SIGNED by	)	HELEN LEWIS
)
for and on behalf of	)
LLOYDS TSB BANK PLC	)
in the presence of:	)

Signature of witness:

Name of witness:		NADEEM SAMAHA

Address of witness:		22 OAKHILL COURT, UPPER RICHMOND
ROAD, PUTNEY, SW15 2QH

AGENT

SIGNED by	)	MICHAEL O’DONNELL
	)	(ATTORNEY-IN- FACT)
for and on behalf of	)
NORDEA BANK DANMARK A/S	)
in the presence of:	)

Signature of witness:

Name of witness:		NAHEEMA WALJI, SOLICITOR

Address of witness:		LONDON EC2A 2HB

SECURITY TRUSTEE

SIGNED by	)	MICHAEL O’DONNELL
	)	(ATTORNEY-IN- FACT)
for and on behalf of	)
NORDEA BANK DANMARK A/S	)
in the presence of:	)

Signature of witness:

Name of witness:		NAHEEMA WALJI, SOLICITOR

Address of witness:		LONDON EC2A 2HB